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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 11, 2001

Commission File Number: 1-9759

IMC Global Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3492467 (I.R.S. Employer Identification No.)

100 South Saunders Road Lake Forest, Illinois 60045 (847) 739-1200

(Address and telephone number, including area code, of registrant's principal executive offices)

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Item 5. Other Events.

The attached financial statements for the three years ended December 31, 2000 and for the quarterly periods ended June 30, 2001 and June 30, 2000 have been revised to include guarantor financial information. See Note 18, "Condensed Consolidating Financial Statements," of Notes to Consolidated Financial Statements of Annual Information and Note 10, "Condensed Consolidating Financial Statements," of Notes to Condensed Consolidated Financial Statements of Quarterly Information for more detail.

In its first amended complaint (October 2001), Madison, Dearborn Partners (MDP) filed suit in the Circuit Court of Cook County, Illinois against IMC Global Inc. (IMC), IMC Salt, Inc. and more than a dozen "Interested Parties" that MDP alleges would have been purchased but for IMC's breach of contract.  The suit alleges that IMC failed to negotiate in good faith for the sale of its salt operations.  Alternatively, MDP alleges promissory estoppel in the event the Court determines that there was no cause of action for breach of contract.  IMC believes that the suit is without merit and intends to vigorously defend this action.

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Table of Contents

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Annual

Information

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Report of Independent Auditors

To the Board of Directors and Stockholders of IMC Global Inc.

We have audited the accompanying consolidated balance sheet of IMC Global Inc. as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMC Global Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, effective October 1, 1999, the Company changed its method for assessing the recoverability of goodwill. In addition, as discussed in Note 1 to the financial statements, the Company changed its method of accounting for start-up activities in 1999 to conform with American Institute of Certified Public Accountants Statement of Position 98-5.

/s/ Ernst & Young LLP

Ernst & Young LLP
Chicago, Illinois
January 30, 2001,
      except for Note 4, as to which the date is February 28, 2001

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Consolidated Statement of Operations
 In millions, except per share amounts

Year ended December 31
	2000	1999	1998
Net sales	$2,095.9	$2,282.9	$2,403.6
Cost of goods sold	1,763.8	1,843.5	1,768.6
Gross margins	332.1	439.4	635.0
Selling, general and administrative expenses	102.7	127.8	123.0
Goodwill write-down	-	432.0	-
Restructuring activity	(1.2)	163.3	162.3
Operating earnings (loss)	230.6	(283.7)	349.7
Interest expense	112.6	111.4	104.7
Other income, net	(0.7)	(4.2)	(9.1)
Earnings (loss) from continuing operations before minority interest	118.7	(390.9)	254.1
Minority interest	(12.4)	(0.1)	24.4
Earnings (loss) from continuing operations before income taxes	131.1	(390.8)	229.7
Provision for income taxes	46.8	141.3	99.9
Earnings (loss) from continuing operations	84.3	(532.1)	129.8
Discontinued operations:
Earnings (loss) from discontinued operations	6.2	(122.5)	(18.9)
Estimated loss on disposal	(435.5)	(111.7)	(122.9)
Total loss from discontinued operations	(429.3)	(234.2)	(141.8)
Loss before extraordinary item and cumulative effect of a change in accounting principle	(345.0)	(766.3)	(12.0)
Extraordinary gain - debt retirement	-	0.5	3.0
Cumulative effect of a change in accounting principle	-	(7.5)	-
Net loss	$ (345.0)	$ (773.3)	$ (9.0)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$ 0.73	$ (4.64)	$ 1.13
Total loss from discontinued operations	(3.73)	(2.04)	(1.24)
Extraordinary gain - debt retirement	-	-	0.03
Cumulative effect of a change in accounting principle	-	(0.07)	-
Net loss per share	$ (3.00)	$ (6.75)	$ (0.08)

Basic weighted average number of shares outstanding	114.4	114.5	114.2
Diluted weighted average number of shares outstanding	114.8	114.5	114.8

See Notes to Consolidated Financial Statements

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Consolidated Balance Sheet
 In millions, except share amounts

December 31
	2000	1999
Assets
Current assets:
Cash and cash equivalents	$ 84.5	$ 80.8
Receivables, net	35.0	254.2
Note receivable from affiliate	47.5	-
Inventories, net	332.6	439.6
Deferred income taxes	84.4	135.3
Other current assets	8.9	18.0
Total current assets	592.9	927.9

Property, plant and equipment, net	2,345.8	3,250.7
Net assets of discontinued operations held for sale	751.9	301.5
Other assets	571.0	715.8
Total assets	$4,261.6	$5,195.9
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 201.3	$ 200.9
Accrued liabilities	211.7	260.1
Short-term debt and current maturities of long-term debt	217.5	29.9
Total current liabilities	630.5	490.9

Long-term debt, less current maturities	2,143.1	2,518.7
Deferred income taxes	291.6	589.6
Other noncurrent liabilities	521.0	516.6
Stockholders' equity:
Common stock, $1 par value, authorized 300,000,000 shares; issued 125,185,301 and 125,163,572 shares in 2000 and 1999, respectively	125.2	125.2
Capital in excess of par value	1,692.2	1,698.1
Accumulated deficit	(790.0)	(411.1)
Accumulated other comprehensive income	(58.6)	(37.3)
Treasury stock, at cost, 10,413,385 and 10,676,276 shares in 2000 and 1999, respectively	(293.4)	(294.8)
Total stockholders' equity	675.4	1,080.1

Total liabilities and stockholders' equity	$4,261.6	$5,195.9

See Notes to Consolidated Financial Statements

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Consolidated Statement of Cash Flows
In millions

Year ended December 31
	2000	1999	1998
Cash Flows from Operating Activities
Net loss	$ (345.0)	$ (773.3)	$ (9.0)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	171.6	232.5	251.7
Estimated losses on disposal of businesses	435.5	111.7	122.9
Goodwill write-down	-	521.2	-
Restructuring charges, net of cash paid	-	116.5	144.0
Minority interest	(12.4)	(2.5)	14.1
Deferred income taxes	(21.1)	136.4	2.9
Other charges and credits, net	(134.1)	48.4	(38.4)
Changes in:
Receivables	138.9	88.4	(18.2)
Note receivable from affiliate	(47.5)	-	-
Inventories	(8.4)	68.8	(81.4)
Other current assets	147.4	(14.2)	(9.4)
Accounts payable	83.4	(11.3)	(64.9)
Accrued liabilities	(25.3)	(59.3)	(79.8)
Net current assets of discontinued operations	(19.6)	(4.9)	34.6
Net cash provided by operating activities	363.4	458.4	269.1
Cash Flows from Investing Activities
Capital expenditures	(118.1)	(248.4)	(367.6)
Acquisitions, net of cash acquired	-	(9.1)	(393.3)
Proceeds from sale of businesses	-	295.9	44.8
Proceeds from sale of investment	-	12.8	-
Proceeds from sale of property, plant and equipment	4.4	17.9	6.4
Net cash provided by (used in) investing activities	(113.7)	69.1	(709.7)
Net cash provided (used) before financing activities	249.7	527.5	(440.6)
Cash Flows from Financing Activities
Cash distributions to unitholders of PLP	(4.5)	(21.5)	(11.0)
Payments of long-term debt	(719.0)	(189.7)	(1,303.1)
Proceeds from issuance of long-term debt, net	546.0	80.4	2,370.2
Changes in short-term debt, net	(15.0)	(392.3)	(522.3)
Cash distributions to Vigoro Corporation preferred stockholders	(28.2)	-	-
Decrease in securitization of accounts receivable, net	-	-	(61.5)
Cash dividends paid	(26.3)	(36.6)	(36.6)
Other	1.0	2.4	5.8
Net cash provided by (used in) financing activities	(246.0)	(557.3)	441.5

Net change in cash and cash equivalents	3.7	(29.8)	0.9
Cash and cash equivalents - beginning of year	80.8	110.6	109.7
Cash and cash equivalents - end of year	$ 84.5	$ 80.8	$ 110.6

See Notes to Consolidated Financial Statements

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Consolidated Statement of Stockholders' Equity
In millions, except per share amounts

	Outstanding shares	Common stock	Capital in excess of par value	Retained earnings (accumulated deficit)	Accumulated other comprehensive income	Treasury stock	Total stockholders' equity	Comprehensive income (loss)
Balance as of December 31, 1997	114.0	$ 124.6	$1,690.3	$ 446.2	$ (30.8)	$ (294.6)	$1,935.7	$ 49.3
Net loss	-	-	-	(9.0)	-	-	(9.0)	(9.0)
Foreign currency translation adjustment	-	-	-	-	(35.5)	-	(35.5)	(35.5)
Dividends ($0.32 per share)	-	-	-	(36.6)	-	-	(36.6)
Other	0.3	0.4	7.0	-	-	(1.6)	5.8	_______

Balance as of December 31, 1998	114.3	125.0	1,697.3	400.6	(66.3)	(296.2)	1,860.4	(44.5)
Net loss	-	-	-	(773.3)	-	-	(773.3)	(773.3)
Foreign currency translation adjustment	-	-	-	-	29.0	-	29.0	29.0
Dividends ($0.32 per share)	-	-	-	(36.6)	-	-	(36.6)
Other	0.2	0.2	0.8	(1.8)	-	1.4	0.6	_______

Balance as of December 31, 1999	114.5	125.2	1,698.1	(411.1)	(37.3)	(294.8)	1,080.1	(744.3)
Net loss	-	-	-	(345.0)	-	-	(345.0)	(345.0)
Foreign currency translation adjustment	-	-	-	-	(21.3)	-	(21.3)	(21.3)
Dividends ($0.32 per share)	-	-	-	(35.0)	-	-	(35.0)
Other	0.3	-	(5.9)	1.1	-	1.4	(3.4)	_______

Balance as of December 31, 2000	144.8	$125.2	$1,692.2	$(790.0)	$ (58.6)	$ (293.4)	$ 675.4	$ (366.3)

See Notes to Consolidated Financial Statements

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Notes to Consolidated Statements
 In millions, except per share amounts

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
IMC is a producer and distributor of crop nutrients and animal feed ingredients to the domestic and international agricultural community.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and all subsidiaries which are more than 50.0 percent owned and controlled. Prior to its disposition in the fourth quarter of 1999, the Company's interest in a multi-year oil and natural gas exploration program with McMoRan Exploration Company (MMR) (Exploration Program) was proportionately consolidated by PLP at a rate of 56.4 percent of the exploration costs and 47.0 percent of the profits derived from oil and gas producing properties. All significant intercompany accounts and transactions are eliminated in consolidation. Certain amounts in the consolidated financial statements for periods prior to December 31, 2000 have been reclassified to conform to the current presentation.

As discussed in more detail in Note 4, Chemicals, Salt, Ogden, AgriBusiness and the Company's oil and gas business have been presented as discontinued operations.

Use of Estimates

Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized by the Company upon the transfer of title to the customer, which is generally at the time product is shipped. For certain export shipments, transfer of title occurs outside of the United States.

In December 1999, the SEC issued SAB No. 101, which provides guidance regarding revenue recognition in financial statements. The Company performed a comprehensive review of its revenue recognition policies and determined that it is in compliance with SAB No. 101.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Domestically, the Company sells its products to manufacturers, distributors and retailers primarily in the midwestern and southeastern United States. Internationally, the Company's phosphate and potash products are sold primarily through two North American export associations. No single customer or group of affiliated customers accounted for more than ten percent of the Company's net sales in any year during the three year period ended December 31, 2000.

Inventories
Inventories are valued at the lower-of-cost-or-market (net realizable value). Cost for substantially all of the Company's inventories is calculated on a cumulative annual-average basis.

Property, Plant and Equipment/Other Assets

Property (including mineral deposits), plant and equipment, including assets under capital leases, are carried at cost. Cost of significant assets includes capitalized interest incurred during the construction and development period. Expenditures for replacements and improvements are capitalized; maintenance and repair expenditures, except for repair and maintenance overhauls (Turnarounds), are charged to operations when incurred. Expenditures for Turnarounds are deferred when incurred and amortized into Cost of goods sold on a straight-line basis, generally over an 18-month period. Turnarounds are large-scale maintenance projects that are performed regularly, usually every 18 to 24 months. Turnarounds are necessary to maintain the operating capacity and efficiency rates of the production plants. The deferred portion of the Turnaround expenditures is classified in Other assets.

Depreciation and depletion expenses for mining operations, including mineral deposits, are determined using the units-of-production method based on estimates of recoverable reserves. Other asset classes or groups are depreciated or amortized on a straight-line basis over their estimated useful lives as follows: buildings, ten to 45 years; machinery and equipment, three to 25 years; and leasehold improvements, over the lesser of the remaining useful life of the asset or the remaining term of the lease.

Goodwill, representing the excess of purchase cost over the fair value of net assets of acquired companies, is generally amortized using the straight-line method over 40 years. At December 31, 2000 and 1999, goodwill, included in Other assets, totaled $329.3 million and $535.9 million, respectively (Notes 2 and 6)

Using the methodology prescribed in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company reviews long-lived assets and the related intangible assets for impairment whenever events or changes in circumstances indicate the carrying amounts of such assets may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount, including associated intangible assets, of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

Accrued Environmental Costs

The Company produces and distributes crop and animal nutrients, salt and deicing products, boron-based chemicals and sodium-bicarbonate. These activities subject the Company to an evolving myriad of international, federal, state, provincial and local EHS laws, which regulate, or propose to regulate: (i) product content; (ii) use of products by both the Company and its customers; (iii) conduct of mining and production operations, including safety procedures followed by employees; (iv) management and handling of raw materials; (v) air and water quality impacts from the Company's facilities; (vi) disposal of hazardous and solid wastes; and (vii) post-mining land reclamation. Compliance with these laws often requires the Company to incur costs. The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites. At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances, crop and animal nutrients and additives, salt and by-product or process tailings, have resulted in soil and groundwater contamination, sometimes requiring the Company to undertake or fund cleanup efforts.

Of the environmental costs discussed above, the following environmental costs are charged to operating expense: fines, penalties and certain remedial action to address violations of the law; remediation of properties that are currently or were formerly owned or operated by the Company, or its predecessors, when those properties do not contribute to current or future revenue generation; and liability for remediation of facilities adjacent to currently or formerly owned facilities or for third-party Superfund sites. Contingent environmental liabilities are recorded for environmental investigatory and non-capital remediation costs at identified sites when litigation has commenced or a claim or assessment has been asserted or is imminent and the likelihood of an unfavorable outcome is probable. The Company cannot determine the cost of any remedial action that ultimately may be required at unknown sites, sites currently under investigation, sites for which investigations have not been performed, or sites at which unanticipated conditions are discovered.

Derivatives
The Company is exposed to the impact of interest rate changes on borrowings, fluctuations in the functional currency of foreign operations and the impact of fluctuations in the purchase price of natural gas, ammonia and sulphur consumed in operations, as well as changes in the market value of its financial instruments. The Company periodically enters into derivatives in order to minimize foreign currency risks and the effects of changing raw material prices, but not for trading purposes.

The functional currency of all operations outside the United States is the respective local currency. Foreign currency translation effects are included in Accumulated other comprehensive income. The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currencies, including intercompany loans. Realized and unrealized gains and losses on foreign currency forward exchange contracts used to hedge the currency fluctuations on transactions denominated in foreign currencies and the offsetting realized and unrealized losses and gains on hedged transactions are recorded in other income and expense. The Company had notional amounts of $69.5 million and $93.6 million of such foreign currency forward exchange contracts outstanding as of December 31, 2000 and 1999, respectively. As of December 31, 2000, total unrealized losses on these contracts were $0.3 million. As of December 31, 1999, total unrealized gains on these contracts were $3.4 million.

The Company also uses foreign currency forward exchange contracts, which typically expire within one year, to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The carrying amount of these contracts are adjusted to their market values at each balance sheet date with the offset recorded in Other income and expense. The Company had notional amounts of $276.7 million and $156.5 million of such foreign currency forward exchange contracts outstanding as of December 31, 2000 and 1999, respectively, which are being used for the purpose described above. As of December 31, 2000 and 1999, total unrealized gains on these contracts were $2.3 million and $4.5 million, respectively.

Recently Issued Accounting Guidance
Derivative Instruments and Hedging Activities

In June 1998, the FASB issued SFAS No. 133, subsequently amended by SFAS No. 137 and SFAS No. 138, which require companies to adopt its provisions on January 1, 2001. The adoption of SFAS No. 133 will not have a material impact on the Company's financial statements.

Shipping and Handling Fees and Costs

In the fourth quarter of 2000, the Company adopted the provisions of EITF No. 00-10, which requires shipping and handling costs to be included in Cost of goods sold in the Consolidated Statement of Operations. Prior to adoption of EITF No. 00-10, the Company included these costs as a reduction of Net sales. Adoption of EITF No. 00-10 has no impact on gross margin dollars. The Consolidated Statement of Operations has been restated for all prior periods to reflect the reclassification of shipping and handling costs in compliance with EITF No. 00-10.

Costs of Start-up Activities

In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5, which mandated that costs related to start-up activities be expensed as incurred, effective January 1, 1999. Prior to the adoption of SOP 98-5, the Company capitalized its start-up costs (i.e., pre-operating costs). The Company adopted the provisions of SOP 98-5 in its financial statements beginning January 1, 1999 and, accordingly, recorded a charge for the cumulative effect of an accounting change of $7.5 million, or $0.07 per share, after tax and minority interest, in order to expense start-up costs that had been previously capitalized.

Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock

EITF Issue No. 00-19, which is effective June 30, 2001, will require the Company to account for its equity forward contract as an asset or liability and reflect changes in value of the contract in the Consolidated Statement of Operations.

2.   CHANGE IN ACCOUNTING FOR GOODWILL

Effective October 1, 1999, the Company elected to change its method for assessing the recoverability of goodwill (not associated with impaired assets) from one based on undiscounted cash flows to one based on discounted cash flows. The Company believes that using the discounted cash flow approach to assess the recoverability of goodwill is preferable because it is consistent with the methodology used by the Company to evaluate investment decisions (acquisitions and capital projects) and takes into account the specific and detailed operating plans and strategies as well as the timing of cash flows of each business. The discount rate used in determining discounted cash flows was a rate corresponding to the Company's weighted-average cost of capital. This change represents a change in accounting principle, which is indistinguishable from a change in estimate.

As a result of the change to a discounted cash flow methodology, the Company recorded a non-cash write-down of goodwill of $521.2 million, or $4.55 per share, in the fourth quarter of 1999. The non-cash write-down consisted of $432.0 million, or $3.77 per share, for continuing operations and $89.2 million, or $0.78 per share, for discontinued operations. This charge represented the amount required to write-down the carrying amount of goodwill to the Company's estimate, as of October 1, 1999, of the estimated future discounted cash flows of the businesses to which the goodwill relates using the methodology described below.

Effective October 1, 1999, the Company's accounting policy for assessing the recoverability of goodwill is as follows:

The Company evaluates the recoverability of goodwill by estimating the future discounted cash flows of the businesses to which the goodwill relates. This evaluation is made whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Estimated cash flows are determined by disaggregating the Company's business segments to an operational and organizational level for which meaningful identifiable cash flows can be determined. When estimated future discounted cash flows are less than the carrying amount of the net long-lived assets (tangible and identifiable intangible) and related goodwill, impairment losses of goodwill are charged to operations. Impairment losses, limited to the carrying amount of goodwill, represent the excess of the sum of the carrying amount of the net long-lived assets (tangible and identifiable intangible) and goodwill in excess of the discounted cash flows of the business being evaluated. In determining the estimated future cash flows, the Company considers current and projected future levels of income as well as business trends, prospects, and market and economic conditions. Prior to October 1, 1999, the assessment of recoverability and measurement of impairment of goodwill was based on undiscounted cash flows.

3.  RESTRUCTURING AND OTHER CHARGES

Restructuring Charges

During the fourth quarter of 1999, the Company announced and began implementing the Rightsizing Program which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at PhosFeed resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at Potash resulting from a recently revised mine plan; and (iii) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a continuing operations restructuring charge of $167.1 million, $89.3 million after tax and minority interest, or $0.78 per share, in the fourth quarter of 1999. Restructuring charges of $11.9 million, $6.3 million after tax, or $0.05 per share, for discontinued operations were also recorded in the fourth quarter of 1999.

During the fourth quarter of 1998, the Company developed and began execution of Project Profit. Project Profit was comprised of four major initiatives: (i) the combination of certain activities within the Potash and PhosFeed business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate operations and processes in an effort to reduce costs; (iii) simplification of the current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with Project Profit, the Company recorded a continuing operations restructuring charge of $179.5 million, $113.0 million after tax, or $0.98 per share, in the fourth quarter of 1998. Restructuring charges of $13.8 million, $10.0 million after tax, for discontinued operations were also recorded in the fourth quarter of 1998.

Activity related to accruals from continuing operations for both the Rightsizing Program and Project Profit in 2000 was as follows:

	Accrual as of January 1, 2000	Cash Paid	Accrual as of December 31, 2000
Non-employee exit costs:
Demolition and closure costs	$ 69.2	$ 27.4	$ 41.8
Idled leased transportation equipment	8.8	4.4	4.4
Other	7.5	5.7	1.8
Employee headcount reductions:
Severance benefits	25.4	22.0	3.4
Total	$ 110.9	$ 59.5	$ 51.4

The activity related to accruals for the Company's restructuring programs during 1999 consisted of a beginning balance of $66.9 million from Project Profit reduced by cash payments of $31.2 million and increased by $75.2 million from the Rightsizing Program.

Non-Employee Exit Costs

As a result of the decision to permanently close certain facilities and production operations described above, the Company recorded closure costs for demolition activities and incremental environmental land reclamation of the surrounding mined-out areas. All facilities were closed and the Company expects all demolition, closure and reclamation activities to be completed by the end of 2010.

Additionally, the Company decided to discontinue the transportation of ammonia from Louisiana to its phosphate operations in Florida. As a result, the Company recorded a charge for the net present value of costs associated with permanently idling leased equipment used in the transportation of ammonia from Louisiana. The equipment lease will expire in 2002.

Employee Headcount Reductions

As part of the Rightsizing Program and Project Profit, headcount reductions were implemented throughout the Company. The majority of these reductions were a result of the closing and/or exiting of production operations, as discussed above. A total of 1,767 employees were terminated and had left the Company as of December 31, 2000.

All restructuring charges were recorded as a separate line item on the Consolidated Statement of Operations, except for finished goods inventory write-downs of $17.2 million and $3.8 million in 1998 and 1999, respectively, which were recorded in Cost of goods sold.

Other Charges

During the fourth quarter of 1999, and in connection with the Rightsizing Program, the Company undertook a detailed review of its accounting records and valuation of various assets and liabilities. As a result, the Company recorded a special charge from continuing operations of $52.7 million, $31.4 million after tax and minority interest, or $0.27 per share, related to asset write-offs and environmental accruals. Of the $52.7 million charge, $32.1 million was included in Cost of goods sold and $20.6 million was included in Selling, general and administrative expenses.

4.  DISCONTINUED OPERATIONS

Salt and Ogden

On February 28, 2001, the Company's Board of Directors authorized management to proceed with negotiations, on proposed terms, for the sale of Salt and Ogden. The Consolidated Statement of Operations has been restated to reflect the results of Salt and Ogden as discontinued operations in accordance with Accounting Principles Board Opinion (APB) No. 30, Reporting the Results of Operations. Based on anticipated proceeds and a June 30, 2001 completion date, the Company recorded an estimated loss on disposal of $611.7 million, $402.7 million after tax, in the fourth quarter of 2000.

For 2000, 1999 and 1998, Salt and Ogden's combined revenues were $494.2 million, $490.5 million and $274.8 million, respectively. The discontinued operations of Salt and Ogden resulted in tax expense of $8.7 million and $4.1 million in 2000 and 1999, respectively, and a tax benefit of $17.2 million in 1998.

Interest expense has been allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Salt and Ogden and amounted to $47.1 million, $43.1 million and $56.4 million in 2000, 1999 and 1998, respectively. In addition, $22.6 million of allocated interest expected to be incurred in 2001 was included in the estimated loss on sale.

Chemicals
In December 1999, the Company received Board of Director approval for a plan to sell the entire Chemicals business unit. The Company is currently in discussions with potential buyers regarding the sale of Chemicals, in whole or in parts, and anticipates completion of the sale of this business by June 30, 2001. An additional estimated loss on disposal of $49.1 million, $32.1 million after tax, was recorded in the fourth quarter of 2000. Estimated losses on disposal of $182.2 million, $134.3 million after tax, had been previously recorded in 1999 and 1998. The operating results of Chemicals have been reported as discontinued operations in the Consolidated Statement of Operations in accordance with APB No. 30. Interest expense has been allocated to discontinued operating results based on the portion of third party debt that is specifically attributable to Chemicals and amounted to $19.2 million, $27.6 million and $14.9 million in 2000, 1999 and 1998, respectively. In addition, $7.2 million of allocated interest expected to be incurred in 2001 was included in the estimated loss on sale.

For 2000, 1999 and 1998, Chemicals' revenues were $329.6 million, $461.8 million and $363.2 million, respectively. The discontinued operations of Chemicals resulted in a tax benefit of $10.4 million and $24.9 million in 2000 and 1999, respectively, and tax expense of $1.3 million in 1998.

Oil and Gas Operations

In the fourth quarter of 1999, the Company decided to discontinue its oil and gas business, which primarily consisted of PLP's interest in the Exploration Program. The Company sold its interest, through PLP, in the Exploration Program for proceeds of $32.0 million. The loss on disposal of $22.4 million, $6.7 million after tax and minority interest of $4.6 million and $11.1 million, respectively, was recorded in the fourth quarter of 1999. The operating results of the oil and gas business have been reported as discontinued operations in the Consolidated Statement of Operations in accordance with APB No. 30.

For 1999 and 1998, the revenues from oil and gas operations were $7.0 million and $1.3 million, respectively. The discontinued oil and gas business resulted in tax benefits of $8.1 million and $4.1 million in 1999 and 1998, respectively. In addition, $18.3 million, $10.8 million after tax, of environmental exit costs were recorded in 1999 as a result of additional information which became available to the Company in the fourth quarter concerning the Company's obligations with respect to previously owned oil and gas properties.

AgriBusiness
In April 1999, the Company sold its AgriBusiness retail and wholesale distribution business unit and received $263.9 million of proceeds which were used to reduce the amount of the Company's outstanding indebtedness. In accordance with APB No. 30, an estimated loss on disposal of $74.2 million, after tax, was recorded in the fourth quarter of 1998. The Company recorded an adjustment to the loss on disposal of $19.4 million, after tax, in the fourth quarter of 1999. The operating results of AgriBusiness have been included in the Consolidated Statement of Operations as discontinued operations. Interest expense has been allocated to discontinued operations based on the portion of the Company's short-term borrowing program that is specifically attributable to AgriBusiness and amounted to $13.2 million in 1998.

Revenues and income taxes associated with the discontinued operations of AgriBusiness for 1998 were $787.0 million and $2.9 million, respectively.

For financial reporting purposes, the assets and liabilities of discontinued operations to be sold, net of the estimated loss on disposal, have been classified as Net assets of discontinued operations held for sale and consisted of the following:

December 31
	2000[a]	1999[b]
Assets:
Receivables, net	$ 193.2	$ 106.0
Inventories, net	137.0	50.7
Other current assets	4.0	4.0
Property, plant and equipment, net	595.6	231.7
Other assets	6.8	6.5
Total assets	936.6	398.9
Liabilities:
Accounts payable	103.4	55.9
Accrued liabilities	55.2	31.9
Other noncurrent liabilities	26.1	9.6
Total liabilities	184.7	97.4
Net assets of discontinued operations held for sale	$ 751.9	$ 301.5

a Represents net assets of Chemicals, Salt and Ogden held for sale.
b Represents net assets of Chemicals held for sale.

5.   OTHER DIVESTITURES

In June 1998, the Company sold Vigoro for $44.8 million. In connection with this transaction, the Company recorded a special charge of approximately $14.0 million, $9.1 million after tax benefits. Of the $14.0 million charge, $4.1 million was included in Cost of goods sold and $9.9 million was included in Selling, general and administrative expenses.

6.   ACQUISITIONS

In April 1998, the Company acquired Harris Chemical Group, Inc. (Harris) for approximately $1.4 billion (Harris Acquisition). Under the terms of the Harris Acquisition, the Company purchased all Harris equity for approximately $450.0 million in cash and assumed approximately $1.0 billion of debt. The Harris Acquisition was accounted for under the purchase method of accounting and, accordingly, results of operations for Harris have been included in the Company's Consolidated Statement of Operations since the date of acquisition. Total liabilities assumed in the Harris Acquisition were $1.6 billion. The purchase price was allocated to acquired assets and liabilities based on estimated fair values at the date of acquisition. This allocation resulted in an excess of purchase price over identifiable net assets acquired, or goodwill, of $326.0 million being recorded at the time of acquisition.

7.   MINORITY INTEREST

Minority interest is largely comprised of the public unitholder's interest in PLP (majority-owned and consolidated by the Company since the FTX Merger), including an effective 21.1 percent minority interest in IMC Phosphates.

8.   EARNINGS PER SHARE

Common shares issuable upon the exercise of options and warrants were not included in the computation of diluted earnings per share in 1999 because the Company incurred a net loss from continuing operations and, therefore, the effect of their inclusion would have been antidilutive. The difference between the number of basic and diluted weighted average shares outstanding as of December 31, 2000, 1999 and 1998 was due to dilutive employee stock options.

9.   DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Receivables:	2000	1999
Trade	$ 160.1	$ 235.1
Non-trade	33.1	25.0
	193.2	260.1
Less: Allowances	5.6	5.9
Receivable interests sold, net	152.6	-
Receivables, net	$ 35.0	$ 254.2

The decrease in Receivables was primarily due to receivable interests sold, as shown above, as well as the presentation of Salt and Ogden as discontinued operations in 2000 (Note 4). The carrying amount of accounts receivable was equal to the estimated fair value of such assets due to their short maturity.

In September 2000, the Company entered into an accounts receivable securitization facility (Securitization Facility) which expires on September 28, 2001, unless extended by the Company, and, in any event, no later than September 26, 2003. The Securitization Facility allows the Company to sell without recourse, on an on-going basis, certain of its trade accounts receivable to a wholly-owned unconsolidated special purpose entity (SPE). The SPE in turn may sell an interest in such receivables to a financial conduit for up to a $100.0 million net investment. The proceeds received by the SPE from the financial conduit are used to pay the Company for a portion of the purchase price of the receivables. The SPE pays for the remainder of the purchase price of the receivables through the issuance of notes payable to the Company, which bear interest at the Federal Funds Rate (6.50% as of December 31, 2000) and are due no later than one year after the termination of the Securitization Facility.

As of December 31, 2000, the outstanding balance of trade accounts receivable, net of allowances, sold to the SPE was $152.6 million and the net investment by the financial conduit was approximately $92.0 million, which represents the sale of substantially all eligible receivables as of that date. The Company recognized pretax losses of $1.9 million on the sale of receivables during 2000, which are included in other income and expense. The proceeds of the net investment from the financial conduit were used to reduce borrowings under the Company's commercial paper program. The principal amount of notes issued by the SPE to the Company of $47.5 million as of December 31, 2000 was included as Note receivable from affiliate in the Consolidated Balance Sheet. Since the inception of the SPE, IMC has received proceeds from new securitizations of $637.5 million and proceeds from collections reinvested in previous securitizations of $477.4 million.

Inventories:	2000	1999
Products (principally finished)	$ 272.4	$ 358.7
Operating materials and supplies	71.6	97.8
	344.0	456.5
Less: Allowances	11.4	16.9
Inventories, net	$ 332.6	$ 439.6

The decrease in Inventories was primarily a result of the reclassification of Salt and Ogden to discontinued operations in 2000 (Note 4).
Property, plant and equipment:	2000	1999
Land	$ 88.8	$ 97.5
Mineral properties and rights	773.0	1,392.5
Buildings and leasehold improvements	476.9	503.7
Machinery and equipment	2,781.5	3,069.0
Construction-in-progress	125.4	165.9
	4,245.6	5,228.6
Accumulated depreciation and depletion	(1,899.8)	(1,977.9)
Property, plant and equipment, net	$ 2,345.8	$ 3,250.7

The decrease in Property, plant and equipment was primarily a result of the reclassification of Salt and Ogden to discontinued operations in 2000 (Note 4). As of December 31, 2000, idle facilities of the Company included two concentrated phosphate plants, which will remain closed subject to improved market conditions. The net book value of these facilities totaled $64.8 million. In the opinion of management, the net book value of the Company's idle facilities is not in excess of their net realizable value.

In January 2001, the Company announced the temporary idling of production at all remaining phosphate fertilizer facilities in Louisiana. The decision was made to better balance supply and demand in response to a depressed agricultural market. The net book value of these additional idle facilities totaled $122.2 million and was not in excess of their net realizable value.
Other assets:	2000	1999
Goodwill, net	$ 329.3	$ 535.9
Other	241.7	179.9
Other assets	$ 571.0	$ 715.8

The decrease in Other assets was primarily a result of the reclassification of Salt and Ogden to discontinued operations in 2000 (Note 4).
Accrued liabilities:	2000	1999
Interest	$ 45.7	$ 43.9
Taxes, income and other	44.2	1.2
Restructuring	29.0	108.7
Payroll and employee benefits	20.5	38.9
Other	72.3	67.4
Accrued liabilities	$ 211.7	$ 260.1

The decrease in Accrued liabilities was primarily a result of the restructuring charge activity (Note 3).
Other noncurrent liabilities:	2000	1999
Employee and retiree benefits	$ 259.3	$ 237.6
Environmental	94.3	115.9
Restructuring	22.4	39.8
Other	145.0	123.3
Other noncurrent liabilities	$ 521.0	$ 516.6

10.  FINANCING ARRANGEMENTS

Total indebtedness as of December 31, 2000 was $2,360.6 million, a decrease of $188.0 million from total indebtedness as of December 31, 1999 of $2,548.6 million. The reduction in total indebtedness resulted from payments of debt funded by the sale of accounts receivable as well as the use of cash flows from operations.

Short-term borrowings were $9.7 million and $10.6 million as of December 31, 2000 and 1999, respectively, which primarily consisted of borrowings under revolving credit facilities and vendor financing arrangements. The weighted average interest rate on short-term borrowings was 6.1 percent and 5.5 percent for 2000 and 1999, respectively.

Long-term debt as of December 31 consisted of the following:
	2000	1999
Notes and debentures due 2001-2018, with interest rates ranging from 6.50% to 10.75%	$1,720.2	$1,724.1
Corporate commercial paper	1.6	506.0
Industrial revenue bonds, maturing through 2015, with interest rates ranging from 3.00% to 7.525%	81.0	90.0
Revolving credit facilities, with variable interest rates	440.5	67.9
Other debt	107.6	150.0
	2,350.9	2,538.0
Less: Current maturities	207.8	19.3
Total long-term debt, less current maturities	$2,143.1	$2,518.7

The revolving credit facilities and the outstanding commercial paper are classified as long-term because they are supported by a long-term credit facility.

In September 2000 and January 2001, the Company amended and restated its Credit Facilities. The $250.0 million short-term credit facility matures in September 2001, and the $550.0 million long-term credit facility matures in December 2002. Commitment fees associated with the short-term and long-term facilities are 20.0 basis points and 22.5 basis points, respectively. The amount available for borrowing under the Credit Facilities is reduced by the balances of commercial paper, letters of credit and guarantees. As of December 31, 2000, the Company had a total of $375.0 million drawn on the facilities and $1.6 million of commercial paper. Net available borrowings under these facilities as of December 31, 2000 was $381.8 million. Outstanding letters of credit as of December 31, 2000 totaled $41.6 million. Under the Credit Facilities, as amended, 50 percent of certain asset sale proceeds (including proceeds from proposed major divestitures) and new equity issuances will be applied to reduce the lending commitments under the Credit Facilities, on a pro rata basis, up to a maximum commitment reduction of $150.0 million.

The Credit Facilities are currently unsecured but, as a result of the January 2001 amendments, borrowings by the Company are now guaranteed by the Company's material domestic subsidiaries. Such guarantees by PLP and IMC Phosphates are limited by the amount of existing intercompany debt owed by such entities to the Company and its other subsidiaries. The Company has agreed to secure the facilities with substantially all of the stock, other equity interests and the assets of its domestic subsidiaries as well as with a portion of the stock and other equity interests of its foreign subsidiaries in the event that either: (i) the Company's credit rating on its senior unsecured long-term debt securities declines to BB (S&P) or Ba2 (Moody's); or (ii) the Company is unable to maintain its leverage ratio (as defined in the Credit Facilities) below 4.40 to 1.00 as of March 31, 2001 or thereafter. As the Company does not currently anticipate that its leverage ratio will be below such level, the Company anticipates that the Credit Facilities will become secured subsequent to March 31, 2001. In addition, the Company has agreed to secure the facilities with substantially all of the stock and other equity interests of its domestic subsidiaries and with a portion of stock and other equity interests of its foreign subsidiaries in the event that the Company's credit rating declines to BB+ (S&P) and Ba1 (Moody's). In either event, debt issued under certain other debt instruments of the Company and its subsidiaries will participate on an equal and ratable basis with the lenders under the Credit Facilities in the security interest granted in certain of the collateral that secures the Credit Facilities. In the event that the Company becomes obligated to secure the Credit Facilities with assets that include accounts receivable, the Company will be required to terminate its existing accounts receivable securitization facility (Note 9).

The Credit Facilities, as amended, contain provisions which: (i) restrict capital expenditures to an amount above the Company's currently anticipated capital expenditures level; (ii) generally restrict the payment of dividends, distributions and certain other payments to an aggregate of $40.0 million per year (including the forward repurchase contract), other than as required in connection with the Company's interest in PLP; (iii) restrict the ability of the Company and its subsidiaries to dispose of a substantial portion of its consolidated assets; (iv) limit the creation of additional liens on the Company's and its subsidiaries' assets; and (v) limit the Company's subsidiaries' incurrence of debt. The Credit Facilities also contain a leverage ratio test, an interest coverage ratio test and other covenants.

The Company, through various subsidiaries, also maintains the following credit facilities: (i) a 25.0 million Australian Dollar, five-year term loan facility maturing in September 2003 (Australian Facility); and (ii) a 45.0 million Pound Sterling, five-year revolving credit facility maturing in December 2003 (European Facility) with $65.5 million outstanding as of December 31, 2000, which was repaid in January 2001. Commitment fees associated with both the Australian Facility and the European Facility are 30.0 basis points.

The Company currently guarantees the payment of $75.0 million principal amount of industrial revenue bonds due 2015 issued by the Florida Polk County Industrial Development Authority (Polk County Bonds). As a result of the FTX Merger, the Company is not in technical compliance with one covenant in such guarantee. The Company has notified the Bank of New York, trustee for holders of the Polk County Bonds, regarding this issue. The holders of the Polk County Bonds have not sought to accelerate the Polk County Bonds or requested that any other action be taken. Because solicitation of a unanimous waiver of the technical default is impractical, the Company currently intends to take no action. The Company does not believe that any acceleration, redemption or refinancing of the Polk County Bonds would have a material adverse effect on the Company and its subsidiaries, taken as a whole, because the Company believes it would be able to repay the Polk County Bonds from available sources of liquidity.

As of December 31, 2000, the estimated fair value of long-term debt was approximately $20.5 million less than the carrying amount of such debt. The fair value was estimated by discounting the future cash flows using rates currently available to the Company for debt instruments with similar terms and remaining maturities.

Extraordinary gains of $0.5 million and $3.0 million in 1999 and 1998, respectively, related to the early extinguishment of debt.

Cash interest payments were $153.8 million, $186.1 million and $145.4 million for 2000, 1999 and 1998, respectively.

Scheduled maturities, excluding commercial paper borrowings and the revolving credit facilities, were as follows:

2001	$ 217.5
2002	$ 304.7
2003	$ 210.1
2004	$ 12.8
2005	$ 456.0
Thereafter	$ 707.7

11.  PENSION PLANS AND OTHER BENEFITS

The Company has non-contributory pension plans for a majority of its employees. Benefits are based on a combination of years of service and compensation levels, depending on the plan. Generally, contributions to the United States plans are made to meet minimum funding requirements of the Employee Retirement Income Security Act of 1974, while contributions to Canadian plans are made in accordance with Pension Benefits Acts, instituted by the provinces of Saskatchewan and Ontario. Certain employees in the United States and Canada, whose pension benefits exceed Internal Revenue Code and Revenue Canada limitations, respectively, are covered by supplementary non-qualified, unfunded pension plans.

The plans' assets consist mainly of corporate equity securities, United States government securities, corporate debt securities and units of participation in a collective short-term investment fund.

The Company also provides certain health care benefit plans for certain retired employees (Benefit Plans). The Benefit Plans may be either contributory or non-contributory and contain certain other cost-sharing features such as deductibles and coinsurance. The Benefit Plans are unfunded. Employees are not vested and such benefits are subject to change.

The following table sets forth pension and postretirement obligations and plan assets for the Company's defined benefit plans, based on a September 30 measurement date, as of December 31:
	Pension Benefits		Other Benefits
	2000	1999	2000	1999
Change in benefit obligation:
Benefit obligation as of January 1	$ 387.1	$ 426.4	$ 179.4	$ 197.8
Service cost	8.0	12.4	2.0	2.6
Interest cost	26.6	29.3	13.4	12.9
Plan amendment	5.1	(2.0)	-	-
Effect of settlements	-	(8.6)	-	-
Actuarial (gain) loss	1.2	(36.7)	6.0	(20.3)
Benefits paid	(15.5)	(27.2)	(14.0)	(10.8)
Discontinued operations	(42.1)	-	-	-
Other	-	5.9	(0.1)	4.5
Curtailments	-	(12.4)	-	(7.3)
Benefit obligation as of December 31	$ 370.4	$ 387.1	$ 186.7	$ 179.4
Change in plan assets:
Fair value as of January 1	$ 400.1	$ 350.9	$ -	$ -
Actual return	46.8	72.0	-	-
Company contribution	19.0	16.6	13.6	10.6
Effect of settlements	-	(11.6)	-	-
Asset transfer	-	(2.3)	-	-
Benefits paid	(15.5)	(27.2)	(14.0)	(10.8)
Discontinued operations	(41.0)	-	-	-
Other	(2.0)	1.7	0.4	0.2
Fair value as of December 31	$ 407.4	$ 400.1	$ -	$ -

Funded status of the plan	$ 37.0	$ 13.0	$ (186.7)	$ (179.4)
Unrecognized net gain	(28.5)	(14.7)	(6.6)	(13.1)
Unrecognized transition liability (asset)	(1.0)	0.1	(1.4)	(1.5)
Unrecognized prior service benefit (cost)	20.8	17.9	(5.6)	(6.5)
Prepaid (accrued) benefit cost	$ 28.3	$ 16.3	$ (200.3)	$ (200.5)
Amounts recognized in the consolidated balance sheet:
Prepaid benefit cost	$ 58.2	$ 56.9	$ -	$ -
Accrued benefit liability	(36.4)	(42.4)	(200.3)	(200.5)
Intangible asset	6.5	1.8	-	-
Total recognized	$ 28.3	$ 16.3	$ (200.3)	$ (200.5)

The curtailment and settlement amounts included in the tables above were primarily recorded as part of the Rightsizing Program and the sale of AgriBusiness in 1999 (Notes 3 and 4). The discontinued operations amounts are attributable to the pending divestiture of Salt (Note 4).

Amounts applicable to the Company's pension plan with accumulated benefit obligations and projected benefit obligations in excess of plan assets were as follows:
	2000	1999
Projected benefit obligation	$ 157.6	$ 134.0
Accumulated benefit obligation	$ 122.6	$ 93.6
Fair value of plan assets	$ 105.9	$ 78.9

The Company's actuarial assumptions were as follows:
	Pension Benefits		Other Benefits
	2000	1999	2000	1999
Discount rate	7.65%	7.75%	7.75%	7.75%
Expected return on plan assets	9.40%	9.50%	-	-
Rate of compensation increase	4.93%	5.00%	-	-

For measurement purposes, a 6.3 percent annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 2000, decreasing gradually to 4.7 percent in 2004 and thereafter; and a 6.6 percent annual rate of increase in the per capita cost of covered post-65 health care benefits was assumed for 2000, decreasing gradually to 5.0 percent in 2004 and thereafter.

The components of net pension and other benefits cost were:
	Pension Benefits			Other Benefits
	2000	1999	1998	2000	1999	1998
Service cost for benefits earned during the year	$ 8.0	$ 12.4	$ 10.6	$ 2.0	$ 02.6	$ 2.6
Interest cost on projected benefit obligation	26.6	29.3	27.5	13.4	12.9	11.0
Return on plan assets	(32.1)	(33.6)	(33.5)	-	-	-
Net amortization and deferral	1.9	5.1	2.8	(1.4)	(0.9)	(1.4)
Curtailments and settlements	-	6.3	19.4	-	(0.7)	0.5
Net pension and other benefits expense	$ 4.4	$ 19.5	$ 26.8	$ 14.0	$ 13.9	$ 12.7

The assumed health care cost trend rate has a significant effect on the amounts reported. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:
	One Percentage Point Increase	One Percentage Point Decrease
Effect on total service and interest cost components	$ 0.8	$ (0.7)
Effect on postretirement benefit obligation	$ 9.3	$ (8.8)

The Company has defined contribution and pre-tax savings plans (Savings Plans) for certain of its employees in the United States and Canada. Under each of the Savings Plans, participants are permitted to defer a portion of their compensation. Company contributions to the Savings Plans are based on a percentage of employee contributions. The Savings Plans for salaried and non-union hourly employees have a profit sharing feature. The Company contribution to the profit sharing feature is based on the employee's age and pay and the Company's financial performance. The expense attributable to these Savings Plans was $12.0 million, $13.6 million and $18.1 million in 2000, 1999 and 1998, respectively.

In addition, the Company provides benefits such as workers' compensation and disability to certain former or inactive employees after employment but before retirement.

12.  INCOME TAXES

Two of the Company's three potash operations that are subject to Canadian taxes, IMC Canada Ltd. and IMC Potash Colonsay Inc., are included in the consolidated United States federal income tax return filed by the Company.

Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax liabilities and assets as of December 31 were as follows:

	2000	1999
Deferred tax liabilities:
Property, plant and equipment	$ 468.4	$ 733.7
Partnership tax basis difference	125.0	125.0
Other liabilities	223.7	209.0
Total deferred tax liabilities	817.1	1,067.7
Deferred tax assets:
Alternative minimum tax credit carryforwards	155.3	149.8
Net operating loss carryforwards	110.7	90.6
Postretirement and postemployment benefits	39.5	51.6
Foreign tax credit carryforwards	133.2	25.3
Reclamation and decommissioning accruals	38.3	38.7
Restructuring charges	104.7	171.7
Other assets	170.4	146.5
Subtotal	752.1	674.2
Valuation allowance	(142.2)	(60.8)
Total deferred tax assets	609.9	613.4
Net deferred tax liabilities	$ 207.2	$ 454.3

As of December 31, 2000, the Company had alternative minimum tax credit carryforwards of approximately $155.3 million, net operating loss carryforwards of $276.8 million, foreign tax credit carryforwards of $133.2 million, investment tax credit and other general business credit carryforwards of $10.7 million and a carryover of charitable contributions of $3.0 million.

The alternative minimum tax credit carryforwards can be carried forward indefinitely. The net operating loss carryforwards have expiration dates ranging from 2001 through 2019. The foreign tax credit carryforwards have expiration dates ranging from 2001 through 2003. The investment tax credit and other general business credit carryforwards have expiration dates ranging from 2001 through 2005. The charitable contributions carryover has an expiration date of 2001.

Due to the uncertainty of the realization of certain tax carryforwards, the Company has established a valuation allowance against these carryforward benefits in the amount of $142.2 million.

Some of these carryforward benefits may be subject to limitations imposed by the Internal Revenue Code. Except to the extent that valuation allowances have been established, the Company believes these limitations will not prevent the carryforward benefits from being realized.

A change in the tax law in December 1999 necessitated the recording of a $125.0 million deferred tax liability for a tax basis difference related to the Company's investment in PLP.

The provision for income taxes from continuing operations for the years ended December 31 consisted of the following:
	2000	1999	1998
Current:
Federal	$ -	$ 40.7	$ 44.2
State and local	-	-	5.1
Foreign	44.0	73.5	34.1
	44.0	114.2	83.4
Deferred:
Federal	(17.5)	44.4	(19.4)
State and local	(5.4)	(6.6)	(3.0)
Foreign	25.7	(10.7)	38.9
	2.8	27.1	16.5
Provision for income taxes	$ 46.8	$ 141.3	$ 99.9

The components of earnings from continuing operations before income taxes, and the effects of significant adjustments to tax computed at the federal statutory rate, were as follows:
	2000	1999	1998
Domestic earnings (loss)	$ 2.1	$ (492.0)	$ 126.7
Foreign earnings	129.0	101.2	103.0
Earnings (loss) from continuing operations before income taxes	$ 131.1	$ (390.8)	$ 229.7
Computed tax at the federal statutory rate of 35%	$ 45.9	$ (136.8)	$ 80.3
Foreign income and withholding taxes	35.7	49.0	37.5
Percentage depletion in excess of basis	(42.1)	(37.5)	(25.7)
Partnership tax basis difference	-	125.0	-
State income taxes, net of federal income tax benefit	(3.5)	(4.3)	1.4
Benefit of foreign sales corporation	(2.0)	(8.7)	(4.4)
Write-down and amortization of goodwill	3.1	158.4	9.1
Other items (none in excess of 5% of computed tax)	9.7	(3.8)	1.7
Provision for income taxes	$ 46.8	$ 141.3	$ 99.9
Effective tax rate	35.7%	n/m	43.5%

n/m - not meaningful.

Excluding the effect of special charges in 1999 and 1998, the effective income tax rates were 38.8 percent and 41.2 percent, respectively.

The Company has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating $70.1 million as of December 31, 2000, and accordingly, no deferred tax liability has been established relative to these earnings. If these amounts were not considered permanently reinvested, a deferred tax liability of $3.5 million would have been required.

Income taxes paid, net of refunds received, were $28.0 million, $93.4 million and $84.9 million for 2000, 1999 and 1998, respectively.

13.  CAPITAL STOCK

Pursuant to a Stockholder Rights Plan adopted by the Company in May 1999, a dividend of one preferred stock purchase right (Right) for each outstanding share of common stock of the Company was issued on June 21, 1999 to stockholders of record on that date. The Stockholder Rights Plan replaced a prior plan that expired on June 21, 1999. Under certain conditions, each Right may be exercised to purchase one one-thousandth of a share of Series D Junior Participating Preferred Stock, par value $1 per share, at a price of $90, subject to adjustment. Each one one-thousandth share of this preferred stock is designed to participate in dividends and vote on essentially equivalent terms with a whole share of common stock. The Rights generally become exercisable apart from the common stock only if a person or group acquires 15 percent or more of the outstanding common stock, or commences a tender offer for 15 percent or more of the outstanding common stock. After the acquisition by a person or group of 15 percent or more of the outstanding common stock, or a tender offer for 15 percent or more of the outstanding common stock, each Right will entitle the holder (other than the person making the acquisition or tender offer, whose rights become null and void) to purchase, at the then-current exercise price of the Right, a number of shares of common stock having a market value at that time of twice the exercise price. If the Company is acquired in a merger or other business combination transaction, or 50 percent or more of its consolidated assets or earnings power are sold after a person or group has become the owner of 15 percent or more of the Company's outstanding common stock, each holder of a Right will have the right to receive, upon exercise of the Right, the number of shares of common stock of the acquiring company that at the time of the transaction will have a market value of two times the exercise price of the Right. The Rights may be redeemed at a price of $0.01 per Right under certain circumstances prior to their expiration on June 21, 2009. No event during 2000 made the Rights exercisable.

The Company may acquire shares of its stock on an ongoing basis and is authorized as of December 31, 2000 to purchase up to 4.5 million shares. In the first quarter of 2000, the Company's Board of Directors authorized the purchase of up to an additional 5.4 million shares through the use of a forward stock repurchase program executed by a third party financial institution. Under this authorization, the Company entered into a forward repurchase contract pursuant to which a financial institution purchased the entire 5.4 million shares during the first quarter of 2000. The Forward allows, but does not require, the Company to acquire the shares by March 18, 2002 at $14.73 per share. If the Company decides not to acquire the 5.4 million shares, the Forward will be net share settled or, in certain unlikely circumstances, net cash settled on that date. Management considers market conditions, alternate uses of cash and shareholder returns, among other factors, when evaluating share repurchases.

14.  STOCK PLANS

The Company has various stock option plans (Stock Plans) under which it may grant non-qualified stock options, stock appreciation rights (SARs) and restricted stock awards to officers and key managers of the Company, accounted for under APB Opinion No. 25, Accounting for Stock Issued to Employees, as amended. The Company also has a non-qualified stock option plan for non-employee directors. The Stock Plans, as amended, provide for the issuance of a maximum of 16.3 million shares of common stock of the Company which may be authorized but unissued shares or treasury shares.

Under the terms of the Stock Plans, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. In general, stock options and SARs granted under the Stock Plans extend for ten years and generally become exercisable either 50 percent one year after the date of the grant and 100 percent two years after the date of the grant, or in one-third increments: one-third one year after the date of the grant, two-thirds two years after the date of the grant and 100 percent three years after the date of the grant.

The 1996 long-term incentive plan (LTIP) was terminated in 2000. Under the LTIP, officers and key managers were awarded stock and/or cash upon achievement of specified objectives, generally over three-year periods. Final payouts were made at the discretion of the Compensation Committee of the Company's Board of Directors whose members were not participants in the LTIP. Approximately $4.9 million and $7.5 million was charged to earnings in 1999 and 1998, respectively, for performance awards earned for the relevant three-year period. There was no charge to earnings in 2000.

There were no SARs granted in 2000, 1999 or 1998; a total of 26,586 shares and 69,357 shares were exercised in 1999 and 1998, respectively. For stock incentive units (SIUs), a total of 286 shares and 49,663 shares were exercised in 1999 and 1998, respectively. There were no SARs or SIUs exercised in 2000. When exercised, all SARs and SIUs are settled with cash payments to employees.

The following table summarizes stock option activity:
	2000		1999		1998
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding as of January 1	8,457,880	$ 27.30	7,354,816	$ 29.30	5,972,350	$ 29.05
Granted	3,411,265	16.26	1,964,164	20.88	2,008,245	28.61
Exercised	18,527	12.65	84,143	16.37	350,966	18.12
Cancelled	809,249	27.19	776,957	31.37	274,813	32.28
Outstanding as of December 31	11,041,369	$ 23.92	8,457,880	$ 27.30	7,354,816	$ 29.30
Exercisable as of December 31	7,350,663	$ 26.48	4,971,217	$ 29.03	4,530,065	$ 27.91

Available for future grant as of December 31	2,486,683		5,088,699		574,338

       Data related to significant option ranges, weighted average exercise prices and contract lives as of December 31, 2000 was as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$12.56 to $16.49	3,446,502	7 years	14.97	1,238,192	14.86
$16.50 to $24.99	3,764,651	6 years	20.92	2,683,331	20.68
$25.00 to $37.49	1,828,440	6 years	30.76	1,492,202	30.66
$37.50 to $40.88	2,001,776	6 years	38.72	1,936,938	38.73
	11,041,369	6 years	23.92	7,350,663	26.48

The assumption regarding the stock options contractual life was that 100 percent of such options vested in the first year after issuance rather than ratably according to the applicable vesting period as provided by the terms of the grants.

If the Company's stock option plans' compensation cost had been determined based on the fair value at the grant date for awards beginning in 1995, consistent with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss and loss per share would have increased to the following pro forma amounts:
	2000	1999	1998
Net loss:
As reported	$ (345.0)	$ (773.3)	$ (9.0)
Pro forma	$ (354.3)	$ (783.5)	$ (16.5)
Diluted net loss per share:
As reported	$ (3.00)	$ (6.75)	$ (0.08)
Pro forma	$ (3.09)	$ (6.84)	$ (0.14)

For the pro forma disclosures, the estimated fair value of the options is amortized to expense over their assumed six-year life. These pro forma amounts are not indicative of anticipated future disclosures because SFAS No. 123 does not apply to grants before 1995. Weighted average fair values of options as of their grant date during 2000, 1999 and 1998 were $4.82, $7.91 and $9.82, respectively. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not provide a reliable single measure of the value of the employee stock options. The fair value of these options was estimated at the date of grant using the Black Scholes option pricing model using the following weighted average assumptions:
	2000	1999	1998
Expected dividend yield	1.58%	0.95%	0.90%
Expected stock price volatility	28.4%	29.0%	29.1%
Risk-free interest rate (7 year government)	5.3%	6.6%	4.7%
Expected life of options	6 years	6 years	6 years

15.  COMMITMENTS

The Company purchases natural gas, ammonia, electricity and coal from third parties under contracts extending, in some cases, for multiple years. Purchases under these contracts are generally based on prevailing market prices. These contracts generally range from one to four years. The Company has entered into a third-party sulphur supply agreement. The dollar value of any such commitment has been excluded from the schedule below after the year 2005.

The Company leases plants, warehouses, terminals, office facilities, railcars and various types of equipment under operating and capital leases. Lease terms generally range from three to five years, although some leases have longer terms.

A schedule of future minimum long-term purchase commitments and minimum lease payments under non-cancelable operating leases as of December 31, 2000 follows:
	Purchase Commitments	Operating Leases
2001	$ 356.1	$ 19.1
2002	207.1	13.9
2003	157.6	9.8
2004	148.6	9.2
2005	148.3	8.1
Subsequent years	12.0	21.6
	$ 1,029.7	$ 81.7

Rental expense for 2000, 1999 and 1998 amounted to $19.8 million, $25.6 million and $29.9 million, respectively.

International Minerals & Chemical (Canada) Global Limited, a wholly-owned subsidiary of the Company, is committed under a service agreement with Potash Corporation of Saskatchewan Inc. (PCS) to produce annually from mineral reserves specified quantities of potash for a fixed fee plus a pro rata share of total production and capital costs at the potash mines located at Esterhazy, Saskatchewan. This agreement extends through June 30, 2001 and is renewable at the option of PCS for five additional five-year periods. Potash to be produced for PCS may, at the option of PCS, amount to an annual maximum of approximately 1.1 million tons and a minimum of approximately 0.5 million tons per year. Production of potash for PCS amounted to approximately 0.8 million tons, 0.8 million tons and 0.6 million tons in 2000, 1999 and 1998, respectively. These tonnages represented 21 percent, 24 percent and 16 percent of the Esterhazy mines' total tons produced in 2000, 1999 and 1998, respectively.

In November 1998, Phosphate Chemicals Export Association, Inc. (PhosChem), of which the Company is a member, reached a two-year agreement through the year 2000 to supply DAP to the China National Chemicals Import and Export Corporation (Sinochem). In September 2000, Sinochem exercised its option to extend the agreement until December 31, 2002. Sinochem is a state company with government authority for the import of fertilizers into China. Under the contract's terms, Sinochem will receive monthly shipments at prices reflecting the market at the time of shipment.

16.  CONTINGENCIES

Mining Risks

Since December 1985, the Company has experienced an inflow of water into one of its two interconnected potash mines located at Esterhazy, Saskatchewan. As a result, the Company has incurred expenditures, certain of which, due to their nature, have been capitalized while others have been charged to expense, to control the inflow. Since the initial discovery of the inflow, the Company has been able to meet all sales obligations from production at the mines. The Company has considered alternatives to the operational methods employed at Esterhazy. However, the procedures utilized to control the water inflow have proven successful to date, and the Company currently intends to continue conventional shaft mining. Despite the relative success of these measures, there can be no assurance that the amounts required for remedial efforts will not increase in future years or that the water inflow, risk to employees or remediation costs will not increase to a level which would cause the Company to change its mining process or abandon the mines.

Pine Level Property Reserves

In October 1996, IMC Phosphates signed an agreement with Consolidated Minerals, Inc. (CMI) for the purchase of real property, Pine Level, containing approximately 100.0 million tons of phosphate rock reserves. In connection with the purchase, IMC Phosphates has agreed to obtain all environmental, regulatory and related permits necessary to commence mining on the property.

Within five years from the date of this agreement, IMC Phosphates is required to provide notice to CMI regarding one of the following: (i) whether IMC Phosphates has obtained the permits necessary to commence mining any part of the property; (ii) whether IMC Phosphates wishes to extend the permitting period for an additional three years (Extension Option); or (iii) whether IMC Phosphates wishes to decline to extend the permitting period. When the permits necessary to commence mining the property have been obtained, IMC Phosphates is obligated to pay CMI an initial royalty payment of $28.9 million (Initial Royalty). In addition to the Initial Royalty, IMC Phosphates is required to pay CMI a mining royalty on phosphate rock mined from the property to the extent the permits are obtained.

The Company currently anticipates submitting permit applications. In the event that the permits are not obtained in a timely manner, the Company presently intends to exercise the Extension Option, at a cost of $7.2 million (Extension Fee). This Extension Fee would be applied toward the Initial Royalty.

Environmental Matters

The Company has contingent environmental liabilities that arise from three sources: (i) facilities currently or formerly owned by the Company or its predecessors; (ii) facilities adjacent to currently or formerly owned facilities; and (iii) third-party Superfund sites.

At facilities currently or formerly owned by the Company or its corporate predecessors, including FTX, PLP and their corporate predecessors, the historical use and handling of regulated chemical substances; crop and animal nutrients and additives; salt and by-products or process tailings, have resulted in soil, surface water and groundwater contamination. Spills or other unintended releases of regulated substances have occurred previously at these facilities, and potentially could occur in the future, possibly requiring the Company to undertake or fund cleanup efforts. At some locations, the Company has agreed, pursuant to consent orders with the appropriate governmental agencies, to undertake certain investigations, which currently are in progress, to determine whether remedial action may be required to address contamination. At other locations, the Company has entered into consent orders with appropriate governmental agencies to perform required remedial activities that will address identified site conditions. Expenditures for these known conditions currently are not expected to be material. However, material expenditures by the Company could be required in the future to remediate the contamination at these or at other current or former sites.

In September 1999, Salt terminated operations at its salt solution mining and steam extraction facility in Hutchinson, Kansas. Groundwater beneath that facility contains elevated levels of chloride, which could be derived from a number of potential sources in Hutchinson including natural mineral intrusion, Salt's operations, and other industrial operations. Effective January 8, 2001, Salt entered into a Consent Order with the Kansas Department of Health and the Environment to conduct a Comprehensive Investigation/Corrective Action Study (CI/CAS) to evaluate the nature, extent and source of this chloride contamination. Until the results of this CI/CAS have been finalized, the Company will be unable to determine the cost of any remedial action that ultimately may be required.

After the Company successfully deconstructed its former fertilizer production facility in Spartanburg, South Carolina, the EPA performed an expanded site investigation (ESI). Based on the results of the ESI, the EPA did not include the facility on the agency's National Priorities List. After negotiations with the EPA, the Company will perform a two-year Remedial Investigation/Focused Feasibility Study (RI/FFS) to evaluate whether any additional remedial activities will be required at the facility. Until the RI/FFS has been completed and approved by the EPA, the Company will be unable to determine the cost of any remedial actions that may be required. On August 31, 2000, approximately 1,200 current or former neighbors of the Spartanburg facility filed individual claims against the Company for alleged personal injury, wrongful death, fear of disease, property damage and violation of civil rights related to former facility operations at the site (Adams et al. vs. IMC Global Inc. et al., United States District Court, District of South Carolina, Case No. 7-00-2732-13)). On January 9, 2001, the suit was dismissed, without prejudice, for failure to state a claim.

In a limited number of cases, the Company's current or former operations also allegedly resulted in soil, surface water or groundwater contamination to neighboring off-site areas or third-party facilities. On September 13, 1999, four plaintiffs from Lakeland, Florida filed a class-action lawsuit against Agrico Chemical Company, FTX, PLP and a number of unrelated defendants (Moore et al. vs. Agrico Chemical Company et al., Circuit Court of the Tenth Judicial Circuit, Polk County Florida, Case No. G99-2794). The suit seeks unspecified compensation for alleged property damage, medical monitoring, remediation of an alleged public health hazard and other damages purportedly arising from operation of the neighboring fertilizer and crop protection chemical facilities. Agrico Chemical Company owned the Landia portion of these facilities for approximately 18 months during the mid-1970s. Discovery has proceeded to determine whether it is appropriate to designate any of the claims for class resolution. The named plaintiffs and the defendants have reached an agreement in principle to settle the case which received preliminary approval from the court on March 6, 2001. Settlement is still contingent upon several conditions, including notification of class members, dismissal of objections, if any, and final court approval. While there can be no assurances that settlement will ultimately be fully approved after this process, both the defendants and the plaintiffs, as well as their counsel, are currently committed to working toward final settlement approval. If the settlement is fully and finally approved in its current form, the amount of funds that the Agrico Chemical Company would be required to contribute to the settlement would not be material. Concurrent with this litigation, the EPA has determined that remediation of limited on-site and off-site contamination is necessary. Pursuant to an indemnification agreement with the Company, The Williams Companies have participated in remediation efforts required by the EPA and assumed responsibility for any on-site remedial costs that Agrico Chemical Company might incur.

Superfund, and equivalent state statutes, impose liability without regard to fault or to the legality of a party's conduct, on certain categories of persons that are considered to have contributed to the release of "hazardous substances" into the environment. Currently, the Company is involved or concluding involvement at less than five Superfund or equivalent state sites.

Finally, through the FTX Merger, the Company assumed responsibility for contamination and environmental impacts at a significant number of oil and gas facilities that were operated by FTX, PLP or their predecessors. The Company is currently involved in three such claims, which allege contamination resulting from disposal of oil and gas residual materials. The Company intends to vigorously contest these claims and to seek any indemnification to which it may be entitled.

The Company believes that, pursuant to several indemnification agreements, it is entitled to at least partial, and in many instances complete, indemnification for the costs that may be expended by the Company to remedy environmental issues at certain facilities. These agreements address issues that resulted from activities occurring prior to the Company's acquisition of facilities or businesses from parties including ARCO (BP); Beatrice Fund for Environmental Liabilities; Conoco; Conserv; Estech, Inc.; Kaiser Aluminum & Chemical Corporation; Kerr-McGee Inc.; PPG Industries, Inc.; The Williams Companies and certain other private parties. The Company has already received and anticipates receiving amounts pursuant to the indemnification agreements for certain of its expenses incurred to date as well as future anticipated expenditures.

Other
Most of the Company's export sales of phosphate and potash crop nutrients are marketed through two North American export associations, PhosChem and Canpotex, respectively. As a member, the Company is, subject to certain conditions, contractually obligated to reimburse the export association for its pro rata share of any losses or other liabilities incurred. There were no such operating losses or other liabilities in 2000, 1999 and 1998.

The Company also has certain other contingent liabilities with respect to litigation, claims and guarantees of debt obligations to third parties arising in the ordinary course of business. The Company does not believe that any of these contingent liabilities will have a material adverse impact on the Company's financial position, results of operations or liquidity.

17.  OPERATING SEGMENTS

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Effective January 2000, the Company realigned its internal management reporting structure by combining the previously separate phosphates and feed ingredients segments. As a result of this change, segment information for all periods has been restated to combine the Phosphates and Feed Ingredients segments as the PhosFeed segment.

As of December 31, 2000, the Company had two reportable segments: PhosFeed and Potash. The Company produces and markets phosphate crop nutrients and animal feed products through the PhosFeed business unit. Potash crop nutrients and industrial grade potash are produced and marketed through the Potash business unit.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market-based. The Company evaluates performance based on operating earnings of the respective business units.

Segment information for the years 2000, 1999 and 1998 was as followsa:
	PhosFeed	Potashf	Otherg	Total
2000
Net sales from external customers	$1,247.1	$ 848.8	$ -	$2,095.9
Intersegment net sales	73.4	22.2	-	95.6
Gross margins	102.0	255.0	(24.9)	332.1
Operating earnings (loss)	58.3	239.9	(67.6)	230.6
Depreciation, depletion and amortization	84.3	55.6	31.7	171.6
Total assets	1,668.2	1,234.1	1,359.3	4,261.6
Capital expenditures	75.3	39.9	2.9	118.1
1999
Net sales from external customers	$1,496.5	$ 787.0	$ (0.6)	$2,282.9
Intersegment net sales	94.5	43.3	-	137.8
Gross marginsb	254.7	229.8	(45.1)	439.4
Operating earnings (loss)c	88.3	192.3	(564.3)	(283.7)
Depreciation, depletion and amortization	75.3	58.4	47.3	181.0
Total assets	1,741.1	1,049.1	2,405.7	5,195.9
Capital expenditures	94.9	82.6	25.1	202.6
1998
Net sales from external customers	$1,641.1	$ 738.1	$ 24.4	$2,403.6
Intersegment net sales	184.6	106.7	3.1	294.4
Gross marginsd	387.2	276.4	(28.6)	635.0
Operating earnings (loss)e	210.7	248.9	(109.9)	349.7
Depreciation, depletion and amortization	88.4	45.0	44.8	178.2
Total assets	1,908.6	931.0	3,617.3	6,456.9
Capital expenditures	83.9	147.3	33.9	265.1

a The operating results and assets of entities acquired during the three year period are included in the segment information since their respective dates of acquisition (Note 6). The operating results of Chemicals, Salt, Ogden, AgriBusiness and the oil and gas business have not been included in the segment information above as these businesses have been classified as discontinued operations. However, the assets of these discontinued businesses have been included as part of Total assets in the Other column (Note 4).
b Includes special charges of $35.8 million related to the Rightsizing Program as well as additional asset write-offs and environmental accruals (Note 3).
c Includes special charges of $651.7 million related to the Rightsizing Program, additional asset write-offs and environmental accruals as well as the goodwill write-down (Notes 2 and 3).
d Includes special charges of $19.0 million primarily related to Project Profit and $4.1 million related to the Vigoro Sale (Notes 3 and 5).
e Includes special charges of $181.3 million primarily related to Project Profit and $14.0 million related to the Vigoro Sale (Notes 3 and 5).
f Potash information has been restated to reflect Ogden as a discontinued operation (Note 4).
g Segment information below the quantitative thresholds is attributable to the IMC Vigoro business unit and corporate headquarters. Vigoro was sold in June 1998 (Note 5). Corporate headquarters includes the elimination of inter-business unit transactions.

  Financial information relating to the Company's operations by geographic area was as follows:

	2000	1999	1998
Net Salesa
United States	$1,011.2	$1,041.6	$1,036.0
China	270.3	363.6	405.6
Other	510.3	602.5	697.7
Consolidated	$1,791.8	$2,007.7	$2,139.3

a Revenues are attributed to countries based on location of customer. Sales through Canpotex, one of the Company's export associations, have been allocated based on the Company's share of total Canpotex sales. Amounts reflect continuing operations and represent sales before the reclassification of shipping and handling costs of $304.1 million, $275.2 million and $264.3 million in 2000, 1999 and 1998, respectively, in accordance with EITF No. 00-10 (Note 1).

	2000b	1999b	1998
Long-Lived Assets
United States	$2,516.5	$3,063.0	$3,944.0
Canada	400.3	638.9	634.7
Other	-	264.6	395.6
Consolidated	$2,916.8	$3,966.5	$4,974.3

b Excludes net assets of discontinued operations held for sale (Note 4).

18.  CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Subsequent to December 31, 2000, the Company issued $400.0 million of 10.875 percent senior notes due 2008 and $200.0 million of 11.25 percent senior notes due 2011 (collectively, Senior Notes). Payment of the Senior Notes is fully and unconditionally guaranteed by the Company and certain of the Company's restricted subsidiaries (as defined in the Senior Notes indenture) and is also guaranteed, on a limited basis, by IMC Phosphates Company and Phosphate Resources Partners Limited Partnership.

The following table presents condensed consolidating financial information for the guarantors of the Senior Notes. The following condensed consolidating financial information has been prepared using the equity method of accounting in accordance with the requirements for presentation of this information.

Condensed Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2000
Net sales	$ 1.3	$ -	$ 1,246.8	$ 1,367.1	$ 494.9	$(1,014.2)	$ 2,095.9
Cost of goods sold	13.5	-	1,144.9	1,125.3	393.2	(913.1)	1,763.8
Gross margins	(12.2)	-	101.9	241.8	101.7	(101.1)	332.1
Selling, general and administrative expenses	1.3	10.9	44.9	77.3	22.2	(53.9)	102.7
Restructuring activity	-	-	(1.2)	-	-	-	(1.2)
Operating earnings (loss)	(13.5)	(10.9)	58.2	164.5	79.5	(47.2)	230.6
Equity in earnings (loss) of subsidiaries/affiliates	221.2	28.9	-	46.9	-	(297.0)	-
Interest expense	75.3	35.5	13.5	38.2	16.9	(66.8)	112.6
Other (income) expense, net	5.4	1.6	3.0	(24.6)	(10.3)	24.2	(0.7)
Minority interest	(13.6)	-	-	1.2	-	-	(12.4)
Earnings (loss) from continuing operations before income taxes	140.6	(19.1)	41.7	196.6	72.9	(301.6)	131.1
Provision (benefit) for income taxes	50.1	-	-	70.1	26.0	(99.4)	46.8
Earnings (loss) from continuing operations	90.5	(19.1)	41.7	126.5	46.9	(202.2)	84.3
Discontinued operations:
Earnings from discontinued operations	-	-	-	-	-	6.2	6.2
Estimated loss on disposal	(435.5)	-	-	-	-	-	(435.5)
Total loss from discontinued operations	(435.5)	-	-	-	-	6.2	(429.3)
Net earnings (loss)	$ (345.0)	$ (19.1)	$ 41.7	$ 126.5	$ 46.9	$ (196.0)	$ (345.0)

Condensed Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 1999
Net sales	$ 0.4	$ -	$ 1,511.4	$ 1,346.1	$ 739.6	$(1,314.6)	$ 2,282.9
Cost of goods sold	22.7	-	1,256.9	1,094.7	633.0	(1,163.8)	1,843.5
Gross margins	(22.3)	-	254.5	251.4	106.6	(150.8)	439.4
Selling, general and administrative expenses	19.6	9.2	44.0	93.4	59.9	(98.3)	127.8
Goodwill write-down	432.0	-	-	1.8	87.5	(89.3)	432.0
Restructuring activity	5.9	-	122.2	35.4	17.4	(17.6)	163.3
Operating earnings (loss)	(479.8)	(9.2)	88.3	120.8	(58.2)	54.4	(283.7)
Equity in earnings (loss) of subsidiaries/affiliates	(131.6)	49.6	-	(82.0)	-	164.0	-
Interest expense	37.4	34.4	13.5	85.6	15.1	(74.6)	111.4
Other (income) expense, net	(9.3)	(0.3)	(8.3)	(7.0)	(1.1)	21.8	(4.2)
Minority interest	(4.7)	-	-	2.1	-	2.5	(0.1)
Earnings (loss) from continuing operations before income taxes	(634.8)	6.3	83.1	(41.9)	(72.2)	268.7	(390.8)
Provision (benefit) for income taxes	44.7	-	-	(15.9)	6.0	106.5	141.3
Earnings (loss) from continuing operations	(679.5)	6.3	83.1	(26.0)	(78.2)	162.2	(532.1)
Discontinued operations:
Earnings (loss) from discontinued operations	(10.8)	(5.0)	-	-	-	(106.7)	(122.5)
Estimated gain (loss) on disposal	(89.6)	(22.4)	-	-	-	0.3	(111.7)
Total loss from discontinued operations	(100.4)	(27.4)	-	-	-	(106.4)	(234.2)
Earnings (loss) before extraordinary item and cumulative effect of a change in accounting principle	(779.9)	(21.1)	83.1	(26.0)	(78.2)	55.8	(766.3)
Extraordinary gain - debt retirement	0.5	-	-	-	-	-	0.5
Cumulative effect of a change in accounting principle	6.1	(2.6)	(6.2)	(7.3)	-	2.5	(7.5)
Net earnings (loss)	$ (773.3)	$ (23.7)	$ 76.9	$ (33.3)	$ (78.2)	$ 58.3	$ (773.3)

Condensed Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 1998
Net sales	$ 1.1	$ -	$ 1,736.9	$ 1,158.4	$ 1,445.4	$(1,938.2)	$ 2,403.6
Cost of goods sold	28.1	-	1,350.7	917.8	1,167.9	(1,695.9)	1,768.6
Gross margins	(27.0)	-	386.2	240.6	277.5	(242.3)	635.0
Selling, general and administrative expenses	2.9	7.9	44.7	95.2	149.6	(177.3)	123.0
Restructuring activity	-	-	131.6	15.1	15.7	(0.1)	162.3
Operating earnings (loss)	(29.9)	(7.9)	209.9	130.3	112.2	(64.9)	349.7
Equity in earnings (loss) of subsidiaries/affiliates	253.9	95.5	-	30.2	-	(379.6)	-
Interest expense	41.9	35.3	11.7	67.1	33.3	(84.6)	104.7
Other (income) expense, net	23.6	(1.2)	(4.1)	4.9	(11.4)	(20.9)	(9.1)
Minority interest	11.9	-	-	2.1	-	10.4	24.4
Earnings (loss) from continuing operations before income taxes	146.6	53.5	202.3	86.4	90.3	(349.4)	229.7
Provision (benefit) for income taxes	63.8	-	-	37.6	39.3	(40.8)	99.9
Earnings (loss) from continuing operations	82.8	53.5	202.3	48.8	51.0	(308.6)	129.8
Discontinued operations:
Earnings (loss) from discontinued operations	-	(21.2)	-	-	-	2.3	(18.9)
Estimated loss on disposal	(121.4)	-	-	-	-	(1.5)	(122.9)
Total loss from discontinued operations	(121.4)	(21.2)	-	-	-	0.8	(141.8)
Earnings (loss) before extraordinary item	(38.6)	32.3	202.3	48.8	51.0	(307.8)	(12.0)
Extraordinary gain (loss) - debt retirement	29.6	-	-	(23.7)	(2.9)	-	3.0
Net earnings (loss)	$ (9.0)	$ 32.3	$ 202.3	$ 25.1	$ 48.1	$ (307.8)	$ (9.0)

Condensed Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
As of December 31, 2000
Assets
Current assets:
Cash and cash equivalents	$ 70.6	$ -	$ 7.0	$ 3.0	$ 3.9	$ -	$ 84.5
Receivables, net	21.3	-	14.4	138.1	61.4	(200.2)	35.0
Due from affiliate	47.5	-	-	-	-	-	47.5
Note receivable from (to) affiliate	(21.5)	41.5	-	567.4	231.6	(819.0)	-
Inventories, net	(2.2)	-	221.1	201.0	59.2	(146.5)	332.6
Other current assets	87.3	-	6.1	7.6	2.3	(10.0)	93.3
Total current assets	203.0	41.5	248.6	917.1	358.4	(1,175.7)	592.9

Property, plant and equipment, net	190.4	-	1,363.7	846.9	535.3	(590.5)	2,345.8
Net assets of discontinued operations held for sale	-	-	-	-	-	751.9	751.9
Due from affiliates	1,307.6	-	-	113.9	76.8	(1,498.3)	-
Investment in subsidiaries/affiliates	1,255.7	293.8	-	1,905.5	301.0	(3,756.0)	-
Other assets	448.6	0.9	42.0	526.0	(31.0)	(415.5)	571.0
Total assets	$ 3,405.3	$ 336.2	$ 1,654.3	$ 4,309.4	$ 1,240.5	$(6,684.1)	$ 4,261.6
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 4.5	$ 1.9	$ 146.7	$ 118.5	$ 2.3	$ (72.6)	$ 201.3
Accrued liabilities	78.7	8.0	76.5	72.9	34.2	(58.6)	211.7
Due to affiliates	392.9	5.5	113.2	462.8	51.9	(1,026.3)	-
Short-term debt and current maturities of long-term debt	202.1	-	10.4	4.2	10.3	(9.5)	217.5
Total current liabilities	678.2	15.4	346.8	658.4	98.7	(1,167.0)	630.5

Due to (from) affiliates	(66.2)	-	91.7	1,043.1	60.6	(1,129.2)	-
Long-term debt, less current maturities	1,739.0	468.2	71.7	143.2	77.3	(356.3)	2,143.1
Other noncurrent liabilities	320.2	108.4	141.9	131.2	144.6	(33.7)	812.6
Stockholders' equity	734.1	(255.8)	1,002.2	2,333.5	859.3	(3,997.9)	675.4
Total liabilities and stockholders' equity	$ 3,405.3	$ 336.2	$ 1,654.3	$4,309.4	$ 1,240.5	$(6,684.1)	$ 4,261.6

Condensed Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
As of December 31, 1999
Assets
Current assets:
Cash and cash equivalents	$ 0.8	$ 39.4	$ 4.7	$ 6.8	$ 29.1	$ -	$ 80.8
Receivables, net	0.9	-	81.5	165.5	88.3	(82.0)	254.2
Due from (to) affiliates	(24.6)	14.0	-	530.3	238.7	(758.4)	-
Inventories, net	(2.2)	-	222.9	215.9	59.9	(56.9)	439.6
Other current assets	140.1	0.1	0.6	12.8	4.0	(4.3)	153.3
Total current assets	115.0	53.5	309.7	931.3	420.0	(901.6)	927.9
Property, plant and equipment, net	197.1	-	1,366.3	872.7	1,045.6	(231.0)	3,250.7
Net assets of discontinued operations held for sale	-	-	-	-	-	301.5	301.5
Due from affiliates	1,919.5	-	-	86.8	74.4	(2,080.7)	-
Investment in subsidiaries/affiliates	1,274.9	292.4	-	1,910.0	(245.9)	(3,231.4)	-
Other assets	380.4	1.2	45.7	530.0	174.7	(416.2)	715.8
Total assets	$ 3,886.9	$ 347.1	$ 1,721.7	$ 4,330.8	$ 1,468.8	$(6,559.4)	$ 5,195.9
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3.5	$ 1.2	$ 110.9	$ 90.8	$ 54.0	$ (59.5)	$ 200.9
Accrued liabilities	37.0	6.1	74.1	86.3	86.7	(30.1)	260.1
Due to (from) affiliates	75.2	-	70.5	953.8	(19.8)	(1,079.7)	-
Short-term debt and current maturities of long-term debt	2.8	-	10.3	14.1	12.2	(9.5)	29.9
Total current liabilities	118.5	7.3	265.8	1,145.0	133.1	(1,178.8)	490.9
Due to (from) affiliates	(2.6)	-	91.5	1,046.2	158.8	(1,293.9)	-
Long-term debt, less current maturities	2,076.6	456.4	208.8	148.1	109.6	(480.8)	2,518.7
Other noncurrent liabilities	576.4	110.8	128.4	156.7	149.1	(15.2)	1,106.2
Stockholders' equity	1,118.0	(227.4)	1,027.2	1,834.8	918.2	(3,590.7)	1,080.1
Total liabilities and stockholders' equity	$ 3,886.9	$ 347.1	$ 1,721.7	$ 4,330.8	$ 1,468.8	$(6,559.4)	$ 5,195.9

Condensed Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 2000
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ 233.4	$ (41.9)	$ 211.4	$ 94.6	$ 24.7	$ (158.8)	$ 363.4
Cash Flows from Investing Activities
Capital expenditures	-	-	(75.3)	(54.3)	(17.0)	28.5	(118.1)
Proceeds from sale of property, plant and equipment	-	-	3.2	-	1.2	-	4.4
Net cash provided by (used in) investing activities	-	-	(72.1)	(54.3)	(15.8)	28.5	(113.7)
Net cash provided (used) before financing activities	233.4	(41.9)	139.3	40.3	8.9	(130.3)	249.7
Cash Flows from Financing Activities
Cash distributions to unitholders of PLP	-	(9.3)	-	-	-	4.8	(4.5)
Payments of long-term debt	(666.4)	(13.6)	(137.0)	(4.9)	(46.9)	149.8	(719.0)
Proceeds from issuance of long-term debt, net	528.1	25.4	-	-	17.9	(25.4)	546.0
Changes in short-term debt, net	-	-	-	(9.9)	(5.1)	-	(15.0)
Cash distributions to The Vigoro Corporation preferred stockholders	-	-	-	(28.2)	-	-	(28.2)
Cash dividends paid	(26.3)	-	-	(1.1)	-	1.1	(26.3)
Other	1.0	-	-	-	-	-	1.0
Net cash provided by (used in) financing activities	(163.6)	2.5	(137.0)	(44.1)	(34.1)	130.3	(246.0)

Net change in cash and cash equivalents	69.8	(39.4)	2.3	(3.8)	(25.2)	-	3.7
Cash and cash equivalents - beginning of year	0.8	39.4	4.7	6.8	29.1	-	80.8
Cash and cash equivalents - end of year	$ 70.6	$ -	$ 7.0	$ 3.0	$ 3.9	$ -	$ 84.5

Condensed Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 1999
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ 486.1	$ 31.7	$ 385.3	$ (171.8)	$ 94.9	$ (367.8)	$ 458.4
Cash Flows from Investing Activities
Capital expenditures	(1.4)	-	(94.9)	(114.2)	(75.3)	37.4	(248.4)
Acquisitions, net of cash acquired	-	-	-	-	(9.1)	-	(9.1)
Proceeds from sale of businesses	-	32.0	-	263.9	-	-	295.9
Proceeds from sale of investment	-	12.8	-	-	-	-	12.8
Proceeds from sale of property, plant and equipment	-	-	11.3	-	6.6	-	17.9
Net cash provided by (used in) investing activities	(1.4)	44.8	(83.6)	149.7	(77.8)	37.4	69.1
Net cash provided (used) before financing activities	484.7	76.5	301.7	(22.1)	17.1	(330.4)	527.5
Cash Flows from Financing Activities
Cash distributions to unitholders of PLP	-	(44.7)	-	-	-	23.2	(21.5)
Payments of long-term debt	(181.1)	(5.2)	(25.5)	-	(8.6)	30.7	(189.7)
Proceeds from issuance of long-term debt, net	75.1	0.4	-	-	5.3	(0.4)	80.4
Changes in short-term debt, net	(382.9)	-	-	(1.3)	(7.9)	(0.2)	(392.3)
Cash dividends paid	(36.6)	-	(275.0)	(2.1)	-	277.1	(36.6)
Other	2.4	-	-	-	-	-	2.4
Net cash provided by (used in) financing activities	(523.1)	(49.5)	(300.5)	(3.4)	(11.2)	330.4	(557.3)

Net change in cash and cash equivalents	(38.4)	27.0	1.2	(25.5)	5.9	-	(29.8)
Cash and cash equivalents - beginning of year	39.2	12.4	3.5	32.3	23.2	-	110.6
Cash and cash equivalents - end of year	$ 0.8	$ 39.4	$ 4.7	$ 6.8	$ 29.1	$ -	$ 80.8

Condensed Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the year ended December 31, 1998
Cash Flows from Operating Activities
Net cash provided by operating activities	$ (1,122.1)	$ 64.8	$ 350.7	$ 1,184.2	$ 84.4	$ (292.9)	$ 269.1
Cash Flows from Investing Activities
Capital expenditures	-	(44.4)	(83.9)	(185.3)	(82.6)	28.6	(367.6)
Acquisitions, net of cash acquired	(393.3)	-	-	-	-	-	(393.3)
Proceeds from sale of businesses	-	-	-	44.8	-	-	44.8
Proceeds from sale of property, plant and equipment	-	-	5.7	0.7	-	-	6.4
Net cash provided by (used in) investing activities	(393.3)	(44.4)	(78.2)	(139.8)	(82.6)	28.6	(709.7)
Net cash provided (used) before financing activities	(1,515.4)	20.4	272.5	1,044.4	1.8	(264.3)	(440.6)
Cash Flows from Financing Activities
Cash distributions to unitholders of PLP	-	(22.9)	-	-	-	11.9	(11.0)
Payments of long-term debt	(955.8)	-	(63.2)	(347.3)	-	63.2	(1,303.1)
Proceeds from issuance of long-term debt, net	2,303.5	5.4	125.4	66.7	-	(130.8)	2,370.2
Changes in short-term debt, net	266.5	-	(32.5)	(767.8)	11.5	-	(522.3)
Decrease in securitization of accounts receivable, net	(61.5)	-	-	-	-	-	(61.5)
Cash dividends paid	(36.6)	-	(317.9)	(2.1)	-	320.0	(36.6)
Other	5.8	-	-	-	-	-	5.8
Net cash provided by (used in) financing activities	1,521.9	(17.5)	(288.2)	(1,050.5)	11.5	264.3	441.5

Net change in cash and cash equivalents	6.5	2.9	(15.7)	(6.1)	13.3	-	0.9
Cash and cash equivalents - beginning of year	32.7	9.5	19.2	38.4	9.9	-	109.7
Cash and cash equivalents - end of year	$ 39.2	$ 12.4	$ 3.5	$ 32.3	$ 23.2	$ -	$ 110.6

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Quarterly Information

***************************************************

The accompanying interim condensed consolidated financial statements of IMC Global Inc. (Company) do not include all disclosures normally provided in annual financial statements. These financial statements, which should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, are unaudited but include all adjustments which the Company's management considers necessary for a fair presentation. These adjustments consist of normal recurring accruals. Interim results are not necessarily indicative of the results expected for the full year.

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Condensed Consolidated Statement of Operations
In millions, except per share amounts
(Unaudited)

	Three months ended June 30		Six months ended June 30
	2001	2000	2001	2000
Net sales	$ 506.9	$ 525.4	$ 1,027.0	$ 1,122.0
Cost of goods sold	446.3	426.1	899.7	906.2
Gross margins	60.6	99.3	127.3	215.8

Selling, general and administrative expenses	19.6	27.0	42.5	52.0
Restructuring activity	-	(2.5)	4.6	(2.5)
Operating earnings	41.0	74.8	80.2	166.3

Interest expense	36.0	28.9	65.6	58.0
Other (income) expense, net	7.6	(5.8)	6.8	(6.0)
Earnings (loss) from continuing operations before minority interest	(2.6)	51.7	7.8	114.3
Minority interest	(9.4)	(1.5)	(17.0)	(0.2)
Earnings from continuing operations before taxes	6.8	53.2	24.8	114.5
Provision for income taxes	2.6	20.4	9.5	42.4
Earnings from continuing operations	4.2	32.8	15.3	72.1
Earnings (loss) from discontinued operations	-	(4.5)	-	4.4
Earnings before extraordinary item and cumulative effect of a change in accounting principle	4.2	28.3	15.3	76.5
Extraordinary charge - debt retirement	(3.9)	-	(3.9)	-
Cumulative effect of a change in accounting principle	(24.5)	-	(24.5)	-
Net earnings (loss)	$ (24.2)	$ 28.3	$ (13.1)	$ 76.5
Basic and diluted earnings (loss) per share:
Earnings from continuing operations	$ 0.04	$ 0.29	$ 0.13	$ 0.63
Earnings (loss) from discontinued operations	-	(0.04)	-	0.04
Extraordinary charge - debt retirement	(0.03)	-	(0.03)	-
Cumulative effect of a change in accounting principle	(0.21)	-	(0.21)	-
Net earnings (loss) per share	$ (0.20)	$ 0.25	$ (0.11)	$ 0.67

Basic weighted average number of shares outstanding	114.5	114.4	114.5	114.4
Diluted weighted average number of shares outstanding	116.3	114.8	115.5	114.8

(See Notes to Condensed Consolidated Financial Statements)

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Condensed Consolidated Balance Sheet
 (Dollars in millions)

	(Unaudited) June 30, 2001	December 31, 2000
Assets
Current assets:
Cash and cash equivalents	$ 93.5	$ 84.5
Receivables, net	162.7	35.0
Note receivable from affiliate	-	47.5
Inventories, net	377.4	332.6
Deferred income taxes	84.4	84.4
Other current assets	10.9	8.9
Total current assets	728.9	592.9

Property, plant and equipment, net	2,333.9	2,345.8
Net assets of discontinued operations held for sale	686.7	751.9
Other assets	628.9	571.0

Total assets	$ 4,378.4	$ 4,261.6
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 161.4	$ 201.3
Accrued liabilities	193.8	211.7
Short-term debt and current maturities of long-term debt	16.2	217.5
Total current liabilities	371.4	630.5

Long-term debt, less current maturities	2,540.0	2,143.1
Deferred income taxes	317.4	291.6
Other noncurrent liabilities	509.4	521.0
Common equity forwards	24.5	-
Stockholders' equity:
Common stock, $1 par value, authorized 300,000,000 shares; issued 125,185,301 shares at June 30 and December 31	125.2	125.2
Capital in excess of par value	1,684.5	1,692.2
Accumulated deficit	(807.6)	(790.0)
Accumulated other comprehensive income	(98.4)	(58.6)
Treasury stock, at cost, 10,339,403 and 10,413,385 shares at June 30 and December 31, respectively	(288.0)	(293.4)
Total stockholders' equity	615.7	675.4

Total liabilities and stockholders' equity	$ 4,378.4	$ 4,261.6

(See Notes to Condensed Consolidated Financial Statements)

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Condensed Consolidated Statement of Cash Flows
 (In millions)
(Unaudited)

	Six months ended June 30
	2001	2000
Cash Flows from Operating Activities
Net earnings (loss)	$ (13.1)	$ 76.5
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	85.9	111.5
Minority interest	(17.0)	(0.2)
Deferred income taxes	25.8	(13.3)
Cumulative effect of a change in accounting - common equity forwards	24.5	-
Other charges and credits, net	(25.9)	11.5
Changes in:
Receivables	(127.7)	52.4
Note receivable from affiliate	47.5	-
Inventories	(44.8)	21.4
Other current assets	(3.2)	10.6
Accounts payable	(39.9)	(38.2)
Accrued liabilities	(31.0)	(11.8)
Net current assets of discontinued operations	44.6	8.0
Net cash provided by (used in) operating activities	(74.3)	228.4
Cash Flows from Investing Activities
Capital expenditures	(59.0)	(53.1)
Other	1.0	1.1
Net cash used in investing activities	(58.0)	(52.0)
Net cash provided (used) before financing activities	(132.3)	176.4
Cash Flows from Financing Activities
Cash distributions to the unitholders of Phosphate Resource Partners Limited Partnership	-	(4.5)
Payments of long-term debt	(792.2)	(198.7)
Proceeds from issuance of long-term debt, net	1,178.6	24.8
Changes in short-term debt, net	(204.3)	(11.3)
Cash distributions to Vigoro Corporation Preferred Stockholders	-	(28.2)
Cash dividends paid	(10.9)	(17.5)
Other	(29.9)	0.1
Net cash provided by (used in) financing activities	141.3	(235.3)

Net change in cash and cash equivalents	9.0	(58.9)
Cash and cash equivalents - beginning of period	84.5	80.8
Cash and cash equivalents - end of period	$ 93.5	$ 21.9

 (See Notes to Condensed Consolidated Financial Statements)

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Notes to Condensed Consolidated Financial Statements
 In millions, except per share amounts
(Unaudited)

1.   RESTRUCTURING AND OTHER CHARGES

2001 Restructuring Charge

In the first quarter of 2001, the Company announced a new organizational structure (Reorganization Plan) designed to fully maximize the Company's global leadership position in phosphate and potash crop nutrients and animal feed ingredients while reducing costs, streamlining the organization and improving productivity. The Reorganization Plan was primarily comprised of a shift to a more functional organization structure, which resulted in business unit and corporate headcount reductions. As a result, the Company recorded a continuing operations restructuring charge of $4.6 million, $2.4 million after tax and minority interest, or $0.02 per share, in the first quarter of 2001. A total of 74 employees were terminated and the majority had left the Company prior to March 31, 2001. The majority of the remaining severance payments will be disbursed over the next twelve months.

2000 Restructuring Charge

As part of its plan to improve profitability (Project Profit), the Company had written off certain assets in 1998. However, in April 2000, some of these assets were sold to a third party. This activity was recorded in the second quarter of 2000 as a reduction of the restructuring charge previously recognized for Project Profit.

1999 Restructuring Charge

In the fourth quarter of 1999, the Company announced and implemented a Company-wide rightsizing program (Rightsizing Program) which was designed to simplify and focus the Company's core businesses. The key components of the Rightsizing Program were: (i) the shutdown and permanent closure of the Nichols and Payne Creek facilities at IMC PhosFeed (PhosFeed) resulting from an optimization program to reduce rock and concentrate production costs through higher utilization rates at the lowest-cost facilities; (ii) an asset rightsizing program at IMC Potash (Potash) resulting from a recently revised mine plan; and (iii) corporate and business unit headcount reductions. In conjunction with the Rightsizing Program, the Company recorded a continuing operations restructuring charge of $167.1 million, $89.3 million after tax and minority interest, or $0.78 per share, in the fourth quarter of 1999. Restructuring charges of $11.9 million, $6.3 million after tax, or $0.05 per share, for discontinued operations were also recorded in the fourth quarter of 1999.

1998 Restructuring Charge

In the fourth quarter of 1998, the Company developed and executed Project Profit. Project Profit was comprised of four major initiatives: (i) the combination of certain activities within the Potash and PhosFeed business units in an effort to realize certain operating and staff function synergies; (ii) restructuring of the phosphate rock mining, concentrated phosphate operations and processes in an effort to reduce costs; (iii) simplification of the current business activities by eliminating businesses not deemed part of the Company's core competencies; and (iv) reduction of operational and corporate headcount. In conjunction with Project Profit, the Company recorded a continuing operations restructuring charge of $179.5 million, $113.0 million after tax and minority interest, or $0.98 per share, in the fourth quarter of 1998. Restructuring charges of $13.8 million, $10.0 million after tax, for discontinued operations were also recorded in the fourth quarter of 1998.

Activity related to the restructuring portion of the plans discussed above during the period January 1, 2001 to June 30, 2001 was as follows:

	Accrual as of January 1, 2001	Restructuring Charge	Cash Paid	Accrual as of June 30, 2001
Non-employee exit costs:
Demolition and closure costs	$ 41.8	$ -	$ (7.6)	$ 34.2
Idle leased transportation equipment	4.4	-	(2.1)	2.3
Other	1.8	-	(0.2)	1.6
Employee headcount reductions:
Severance benefits	3.4	4.6	(2.9)	5.1
Total	$ 51.4	$ 4.6	$ (12.8)	$ 43.2

The timing and costs of the Rightsizing Program and Project Profit are generally on schedule with the time and dollar estimates disclosed in the 2000 Annual Report on Form 10-K.

Other
In addition to the 2001 restructuring charge, the Company also recorded a $2.4 million, $1.2 million after tax and minority interest, or $0.01 per share, special charge in the first quarter of 2001 related to the write-off of certain deferred costs which had no future benefit based on the Company's current operating plan. This special charge was recorded in Cost of goods sold.

2.   DISCONTINUED OPERATIONS

On February 28, 2001, the Company's Board of Directors authorized management to proceed with negotiations, on proposed terms, for the sale of IMC Salt (Salt) as well as a solar evaporation facility located in Ogden, Utah (Ogden). In the fourth quarter of 2000, the Company recorded an estimated loss on disposal of $611.7 million, $402.7 million after tax, including an accrual for forecasted operating results through June 30, 2001. The Company's Board of Directors subsequently authorized management to pursue alternative transactions and therefore as a result, the Company anticipates the completion of a sale transaction for these businesses by December 31, 2001. The Company has reviewed the forecasted operating results through that date and has determined that no additional accrual as of June 30, 2001 was necessary.

In December 1999, the Company received Board of Director approval for a plan to sell the entire IMC Chemicals (Chemicals) business unit and is currently in discussions with potential buyers regarding the sale of Chemicals, in whole or in parts. Through the fourth quarter of 2000, the Company recorded estimated losses on disposal totaling $231.3 million, $166.4 million after tax, including an accrual for forecasted operating results through June 30, 2001. The Company has received a letter of intent with respect to the sale of a portion of the business and is actively pursuing sale of the remaining parts. As a result, the Company now anticipates the completion of sales transactions for all or a substantial part of this business by December 31, 2001. The Company has reviewed the forecasted operating results through that date and has determined that no additional accrual as of June 30, 2001 was necessary.

For financial reporting purposes, the assets and liabilities of Chemicals, Salt and Ogden, net of the estimated losses on disposal, have been classified as Net assets of discontinued operations held for sale. See the table below for the detail of assets and liabilities.

	June 30 2001	December 31 2000
Assets:
Receivables, net	$114.1	$193.2
Inventories, net	128.9	137.0
Other current assets	4.0	4.0
Property, plant and equipment, net	574.9	595.6
Other assets	4.0	6.8
Total assets	825.9	936.6
Liabilities:
Accounts payable	72.2	103.4
Accrued liabilities	43.8	55.2
Other noncurrent liabilities	23.2	26.1
Total liabilities	139.2	184.7
Net assets of discontinued operations held for sale	$686.7	$751.9

The Company has not concluded agreement(s) for the sale(s) of such businesses and there can be no assurance that agreement(s) will be consummated nor can there be assurance as to the timing or proceeds thereof.

3.   RECENTLY ISSUED ACCOUNTING GUIDANCE

Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock

Effective June 30, 2001, Emerging Issues Task Force Issue (EITF) No. 00-19, "Accounting for Derivative Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," requires the Company to account for its forward stock repurchase contract as an asset or liability, with changes in the value of the contract reflected in the Condensed Consolidated Statement of Operations. The Company recorded a cumulative effect of a change in accounting principle of $24.5 million, or $0.21 per share, in the second quarter of 2001 upon adoption of EITF 00-19. This charge was calculated based on the difference between the Company's stock price as of June 30, 2001 and the forward repurchase contract price. Prior to that date, any excess of forward repurchase contract price over the Company's stock price was classified as temporary equity. Subsequent to June 30, 2001, changes in fair value will be included in earnings from continuing operations.

Accounting for Derivative Instruments and Hedging Activities

On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 138. In accordance with the provisions of SFAS No. 133, the Company recorded a transition adjustment upon adoption of SFAS No. 133 to recognize its derivative instruments at fair value. The effect of this transition adjustment resulted in $2.9 million, net of tax, of Accumulated other comprehensive income. The Company recognized all of the unrealized gains associated with this transition adjustment during the first quarter of 2001.

The Company had various forward currency exchange contracts outstanding as of June 30, 2001 maturing in various months through July 2002 which have been designated as cash flow hedges and are being used to hedge transaction exposure related to assets and liabilities denominated in currencies other than the entities' functional currency, including intercompany loans, and to reduce the exchange rate risk related to certain forecasted foreign currency transactions. The principle currency being hedged by the Company as of June 30, 2001 was the Canadian dollar. The Company also had various exchange-traded natural gas forward purchase contracts outstanding as of June 30, 2001 maturing in various months through October 2004 which have been designated as cash flow hedges and are being used to hedge volatility in natural gas prices caused by weather, supply conditions, political and economic variables, and other unpredictable factors. The effective portion of changes in the fair value of the Company's cash flow hedges is recorded in Accumulated other comprehensive income. As of June 30, 2001, the Company had unrealized losses totaling $32.6 million related to its cash flow hedges of which $24.4 million is expected to be reclassified into earnings within the next 12 months. Unrealized gains or losses included in Accumulated other comprehensive income are recognized in earnings in the same period that the underlying hedged item is realized and reported on the same line in the Condensed Consolidated Statement of Operations as the underlying hedged item. The ineffective portion of changes in the fair value of the Company's cash flow hedges were reported in Other (income) expense, net in the Condensed Consolidated Statement of Operations, and amounted to $1.9 million for the second quarter and first six months of 2001.

Accounting for Business Combinations and Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the statements.

The Company will apply the new rules on accounting for goodwill beginning in the first quarter of 2002. Application of the non-amortization provisions of the statement is expected to result in an increase in net income of $10.1 million, or $0.09 per share, per year. During 2002, the Company will perform the first of the required impairment tests of goodwill as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

4.   SALE OF ACCOUNTS RECEIVABLE

In September 2000, the Company entered into an accounts receivable securitization facility (Securitization Facility) with a September 28, 2001 expiration date, unless extended by the Company and, in any event, no later than September 26, 2003. The Securitization Facility allowed the Company to sell without recourse, on an on-going basis, certain of its trade accounts receivable to a wholly-owned unconsolidated special purpose entity (SPE). The SPE in turn would sell an interest in such receivables to a financial conduit for up to a $100.0 million net investment. The proceeds received by the SPE from the financial conduit were used to pay the Company for a portion of the purchase price of the receivables. The SPE paid for the remainder of the purchase price of the receivables through the issuance of notes payable to the Company, which bear interest at the Federal Funds Rate and were due no later than one year after the termination of the Securitization Facility.

In April 2001, the Company voluntarily terminated the Securitization Facility and repurchased trade accounts receivable held by the SPE. The Company recognized pretax losses of $2.5 million on the sale of receivables in the first six months of 2001, which were included in Other (income) expense, net.

5.   INVENTORIES

	June 30 2001	December 31 2000
Products (principally finished)	$316.8	$272.4
Operating materials and supplies	66.8	71.6
	383.6	344.0
Less: Inventory allowances	6.2	11.4
Inventories, net	$377.4	$332.6

6.   FINANCING ARRANGEMENTS

On May 17, 2001, the Company entered into a new $500.0 million senior secured credit facility (New Credit Facilities) and issued $600.0 million of senior unsecured notes. The proceeds of this offering and of the initial borrowings under the Company's New Credit Facilities were used to repay all outstanding indebtedness under the Company's existing senior credit facilities and refinance outstanding letters of credit, to fund the tender offer for the Company's 6.625 percent senior notes due October 15, 2001, to pay related fees and expenses and for general corporate purposes.

The Company entered into the New Credit Facilities pursuant to a credit agreement, dated as of May 17, 2001, with The Chase Manhattan Bank, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P, as Syndication Agent, and various other lenders party thereto (Credit Agreement). Pursuant to the Credit Agreement the Company and certain of its domestic subsidiaries may borrow up to $500.0 million. The New Credit Facilities consist of a revolving credit facility (Revolving Credit Facility) of up to $210.0 million available for revolving credit loans and letters of credit, and of a term loan facility (Term Loan Facility) of $290.0 million. The Revolving Credit Facility will mature on May 17, 2006. The Term Loan Facility will mature on November 17, 2006. If the Company's 7.65 percent senior notes due 2005 and 6.55 percent senior notes due 2005 have not been fully refinanced prior to October 15, 2004, both the Revolving Credit Facility and the Term Loan Facility will mature on October 15, 2004. Prior to its maturity date, the funds borrowed under the Revolving Credit Facility may be borrowed, repaid and reborrowed without premium or penalty. Amounts repaid in respect of the Term Loan Facility may not be reborrowed.

As of June 30, 2001, the Company had a total of $290.0 million drawn under the New Credit Facilities. Outstanding letters of credit as of June 30, 2001 totaled $48.9 million. As of June 30, 2001, the net available additional borrowings under the New Credit Facility were approximately $161.1 million.

The commitment fees associated with the Revolving Credit Facility vary depending upon the Company's leverage ratio and may range from 37.5 basis points to 50.0 basis points. The current commitment fee rate is 50.0 basis points. Interest rates associated with the Term Loan Facility and the Revolving Credit Facility also vary depending upon the Company's leverage ratio. With respect to the Revolving Credit Facility, interest on such loans are calculated at either prime plus 125.0 to 200.0 basis points (depending on the Company's leverage ratio) or LIBOR plus 225.0 to 300.0 basis points (depending on the Company's leverage ratio). With respect to the Term Loan facility, interest on such loans are calculated at either prime plus 275.0 basis points or LIBOR plus 375.0 basis points. The Revolving Credit Facility and the Term Loan Facility currently bear interest at LIBOR plus 300.0 basis points and LIBOR plus 375.0 basis points, respectively.

The New Credit Facilities are guaranteed by substantially all of the Company's direct or indirect domestic subsidiaries, as well as IMC Canada Ltd., a Canadian corporation, IMC Potash Colonsay N.V., a Netherlands Antilles corporation, IMC Global Potash Holdings N.V., a Netherlands Antilles corporation, and IMC Global Netherlands B.V., a Netherlands corporation. The New Credit Facilities are secured by: (i) a pledge of certain equity interests and intercompany debt held by the Company or the subsidiary guarantors in their subsidiaries; (ii) a security interest in accounts receivable and inventory; and (iii) mortgages on certain of the Company's potash mining and production facilities.

The New Credit Facilities require the Company to meet certain financial tests, including but not limited to, a maximum total leverage ratio, a maximum secured leverage ratio, a minimum interest coverage ratio and a maximum ratio of the sum of certain secured obligations as of any date to the collateral coverage amount (as defined in the New Credit Facilities). In addition, the New Credit Facilities contain certain covenants which, among other things, limit the incurrence of additional indebtedness, investments, guarantees, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, liquidations and change of business, prepayments, repurchases and redemption of other indebtedness, liens, sale-leaseback transactions and encumbrances, hedging agreements, amendments of debt and certain other material agreements, and other matters customarily restricted by such agreements. The New Credit Facilities also contain customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, cross default and cross acceleration to certain other material agreements or indebtedness, certain events of bankruptcy and insolvency, judgment defaults, invalidity of security interests supporting the new credit facilities and a change of control of the Company. Certain of the events of default are subject to exceptions, materiality qualifiers and baskets.

Concurrent with the closing of the New Credit Facilities, the Company issued $400.0 million aggregate principal amount of 10.875 percent Senior Notes Due 2008 (Seven Year Notes) and $200.0 million aggregate principal amount of 11.25 percent Senior Notes Due 2011 (Ten Year Notes and together with the Seven Year Notes, Notes). The Notes were sold in reliance on Rule 144A and Regulation S under the Securities Act of 1933 (Securities Act). Set forth below is a brief summary of certain material terms of the Notes.

The Notes are guaranteed by the same subsidiaries of the Company that guaranteed the New Credit Facilities.

Prior to the time that the Notes receive an investment grade rating from both Standard & Poor's Ratings Group and Moody's Investor's Services Inc. and certain other conditions are satisfied (Fall-Away Event), covenants contained in the indentures under which the Notes were issued will limit the Company's ability and the ability of its restricted subsidiaries to, among other things: (i) borrow money; (ii) pay dividends on, redeem or repurchase the Company's capital stock; (iii) make investments; (iv) sell assets (including provisions relating to the use of proceeds of such asset sales); (v) create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries; (vi) enter into transactions with affiliates; and (vii) expand into unrelated businesses. If the Company experiences specific kinds of changes of control prior to the Fall-Away Event, holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price equal to 101 percent of the principal amount thereon, together with any accrued or unpaid interest to the date of purchase.

Notwithstanding the preceding paragraph, so long as any of the Notes are outstanding, covenants contained in the indentures limit the Company's ability and the ability of its restricted subsidiaries to, among other things: (i) create liens; (ii) enter into sale and leaseback transactions; and (iii) consolidate, merge or sell all or substantially all of its assets. In addition, so long as any Notes are outstanding, the indentures require, among other things, the Company to provide reports to holders of Notes and limit the ability of the Company's restricted subsidiaries to guarantee other debt.

The Seven Year Notes may not be redeemed at the Company's option prior to their maturity. Some or all of the Ten Year Notes may be redeemed at the Company's option at any time on or after June 1, 2006 for a premium.

The ongoing ability of the Company to meet its debt service and other obligations, including compliance with the financial and other covenants contained in the New Credit Facilities and the Notes, will depend upon the future performance of the Company, which will be subject to financial, business, and other factors, certain of which are beyond its control, such as prevailing economic and agricultural industry conditions and prices and other market conditions for the Company's products and upon the Company's ability to complete proposed major asset sales described therein on acceptable terms, if any.

7.   OPERATING SEGMENTSa

	IMC PhosFeed	IMC Potash	Other	Total
Three months ended June 30, 2001
Net sales from external customers	$ 271.9	$ 235.0	$ -	$ 506.9
Intersegment net sales	19.3	5.2	-	24.5
Gross margins	0.6	65.2	(5.2)	60.6
Operating earnings (loss)	(10.1)	61.9	(10.8)	41.0
Six months ended June 30, 2001
Net sales from external customers	$ 575.3	$ 451.7	$ -	$ 1,027.0
Intersegment net sales	37.2	11.9	-	49.1
Gross marginsb	10.2	127.8	(10.7)	127.3
Operating earnings (loss)c	(14.1)	119.6	(25.3)	80.2
Three months ended June 30, 2000
Net sales from external customers	$ 293.1	$ 232.3	$ -	$ 525.4
Intersegment net sales	18.1	4.6	-	22.7
Gross margins	29.7	74.7	(5.1)	99.3
Operating earnings (loss)d	21.4	70.2	(16.8)	74.8
Six months ended June 30, 2000
Net sales from external customers	$ 628.2	$ 493.8	$ -	$ 1,122.0
Intersegment net sales	37.6	9.9	-	47.5
Gross margins	73.9	153.6	(11.7)	215.8
Operating earnings (loss)d	54.5	145.2	(33.4)	166.3

a The operating results of Chemicals, Salt and Ogden were not included in the segment information as these businesses have been classified as discontinued operations (Note 2).
b Gross margins for PhosFeed include special charges of $2.4 million related to the write-off of certain deferred costs (Note 1).
c Operating earnings (loss) include special charges of $5.2 million, $0.8 million and $1.0 million for PhosFeed, Potash and Other, respectively, related to the Reorganization Plan (Note 1).
d Operating earnings (loss) for PhosFeed include $2.5 million of restructuring activity (Note 1).

8.   COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss), net of taxes, was as follows:

	Three months ended June 30		Six months ended June 30
	2001	2000	2001	2000
Comprehensive income (loss):
Net earnings (loss)	$ (24.2)	$ 28.3	$ (13.1)	$ 76.5
Net unrealized loss on derivative instruments	(19.3)	-	(32.6)	-
Foreign currency translation adjustment	21.0	(10.7)	(7.2)	(14.1)
Total comprehensive income (loss) for the period	$ (22.5)	$ 17.6	$ (52.9)	$ 62.4

9.   EARNINGS PER SHARE

The numerator for both basic and diluted earnings per share (EPS) is: (i) earnings from continuing operations; (ii) earnings (loss) from discontinued operations; or (iii) net earnings (loss), as applicable. The denominator for basic EPS is the weighted-average number of shares outstanding during the period (Denominator). The following is a reconciliation of the Denominator for the basic and diluted earnings per share computations:

	Three months ended June 30		Six months ended June 30
	2001	2000	2001	2000
Basic EPS shares	114.5	114.4	114.5	114.4
Effect of dilutive securities	1.8	0.4	1.0	0.4
Diluted EPS shares	116.3	114.8	115.5	114.8

Options to purchase approximately 12.5 million and 7.9 million shares of common stock as of June 30, 2001 and 2000, respectively, and warrants to purchase approximately 8.4 million shares of common stock as of June 30, 2000, were not included in the computation of diluted EPS, because the exercise price was greater than the average market price of the Company's common stock and, therefore, the effect of their inclusion would be antidilutive.

10. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

In May 2001,  the Company issued $400.0 million of 10.875 percent senior notes due 2008 and $200.0 million of 11.25 percent senior notes due 2011 (collectively, Senior Notes). Payment of the Senior Notes is fully and unconditionally guaranteed by the Company and certain of the Company's restricted subsidiaries (as defined in the Senior Notes indenture) and is also guaranteed, on a limited basis, by IMC Phosphates Company and Phosphate Resources Partners Limited Partnership.

The following table presents condensed consolidating financial information for the guarantors of the Senior Notes. The following condensed consolidating financial information has been prepared using the equity method of accounting in accordance with the requirements for presentation of this information.

Condensed Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the six months ended June 30, 2001
Net sales	$ 0.7	$ -	$ 572.5	$ 712.8	$ 274.3	$ (533.3)	$ 1,027.0
Cost of goods sold	6.2	-	561.5	580.3	202.3	(450.6)	899.7
Gross margins	(5.5)	-	11.0	132.5	72.0	(82.7)	127.3
Selling, general and administrative expenses	(0.5)	5.5	21.4	31.8	12.1	(27.8)	42.5
Restructuring activity	-	-	2.8	1.7	0.1	-	4.6
Operating earnings (loss)	(5.0)	(5.5)	(13.2)	99.0	59.8	(54.9)	80.2
Equity in earnings (loss) of subsidiaries/affiliates	65.5	(5.5)	-	37.8	-	(97.8)	-
Interest expense	47.9	17.8	8.3	15.7	4.2	(28.3)	65.6
Other (income) expense, net	4.7	-	5.6	2.3	(6.4)	0.6	6.8
Minority interest	(17.0)	-	-	0.1	-	(0.1)	(17.0)
Earnings (loss) from continuing operations before income taxes	24.9	(28.8)	(27.1)	118.7	62.0	(124.9)	24.8
Provision (benefit) for income taxes	9.6	-	-	45.5	23.7	(69.3)	9.5
Earnings (loss) from continuing operations before extraordinary item and cumulative effect of a change in accounting principle	15.3	(28.8)	(27.1)	73.2	38.3	(55.6)	15.3
Extraordinary loss - debt retirement	(3.9)	-	-	-	-	-	(3.9)
Cumulative effect of a change in accounting principle	(24.5)	-	-	-	-	-	(24.5)
Net earnings (loss)	$ (13.1)	$ (28.8)	$ (27.1)	$ 73.2	$ 38.3	$ (55.6)	$ (13.1)

Condensed Consolidating Statement of Operations
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the six months ended June 30, 2000
Net sales	$ 0.5	$ -	$ 622.7	$ 750.0	$ 271.8	$ (523.0)	$ 1,122.0
Cost of goods sold	6.6	-	549.1	613.5	212.2	(475.2)	906.2
Gross margins	(6.1)	-	73.6	136.5	59.6	(47.8)	215.8
Selling, general and administrative expenses	0.7	6.0	21.9	39.7	12.0	(28.3)	52.0
Restructuring activity	-	-	(2.5)	-	-	-	(2.5)
Operating earnings (loss)	(6.8)	(6.0)	54.2	96.8	47.6	(19.5)	166.3
Equity in earnings (loss) of subsidiaries/affiliates	178.8	25.3	-	31.7	-	(235.8)	-
Interest expense	45.2	17.3	7.1	18.3	3.1	(33.0)	58.0
Other (income) expense, net	6.7	(0.3)	-	(25.3)	(4.6)	17.5	(6.0)
Minority interest	(1.3)	-	-	1.1	-	-	(0.2)
Earnings (loss) from continuing operations before income taxes	121.4	2.3	47.1	134.4	49.1	(239.8)	114.5
Provision (benefit) for income taxes	44.9	-	-	49.8	18.1	(70.4)	42.4
Earnings (loss) from continuing operations	76.5	2.3	47.1	84.6	31.0	(169.4)	72.1
Earnings (loss) from discontinued operations	-	-	-	-	-	4.4	4.4
Net earnings (loss)	$ 76.5	$ 2.3	$ 47.1	$ 84.6	$ 31.0	$ (165.0)	$ 76.5

Condensed Consolidating Balance Sheet
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
As of June 30, 2001
Assets
Current assets:
Cash and cash equivalents	$ 91.9	$ -	$ 0.3	$ (21.9)	$ 23.2	$ -	$ 93.5
Receivables, net	(18.9)	-	91.8	146.5	58.2	(114.9)	162.7
Due from affiliates	205.5	54.9	-	611.5	263.2	(1,135.1)	-
Inventories, net	(2.2)	-	264.0	204.5	48.7	(137.6)	377.4
Other current assets	84.5	-	21.1	8.3	2.3	(20.9)	95.3
Total current assets	360.8	54.9	377.2	948.9	395.6	(1,408.5)	728.9
Property, plant and equipment, net	188.4	-	1,375.5	829.9	527.0	(586.9)	2,333.9
Net assets of discontinued operations held for sale	-	-	-	-	-	686.7	686.7
Due from affiliates	1,437.7	-	-	86.8	71.8	(1,596.3)	-
Investment in subsidiaries/affiliates	1,332.8	268.7	-	1,980.5	370.4	(3,952.4)	-
Other assets	476.6	0.9	48.9	495.4	(31.2)	(361.7)	628.9
Total assets	$ 3,796.3	$ 324.5	$ 1,801.6	$ 4,341.5	$ 1,333.6	$ (7,219.1)	$ 4,378.4
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3.8	$ 1.3	$ 112.0	$ 83.0	$ (15.3)	$ (23.4)	$ 161.4
Accrued liabilities	53.3	8.6	81.3	69.9	25.0	(44.3)	193.8
Due to affiliates	500.5	10.4	142.8	546.3	121.3	(1,321.3)	-
Short-term debt and current maturities of long-term debt	4.7	-	13.4	3.9	3.7	(9.5)	16.2
Total current liabilities	562.3	20.3	349.5	703.1	134.7	(1,398.5)	371.4
Due to (from) affiliates	(92.0)	-	96.9	1,029.8	74.7	(1,109.4)	-
Long-term debt, less current maturities	2,242.7	487.8	302.8	93.3	10.4	(597.0)	2,540.0
Other noncurrent liabilities	344.6	107.1	125.0	134.1	146.9	(30.9)	826.8
Common equity forwards	24.5	-	-	-	-	-	24.5
Stockholders' equity	714.2	(290.7)	927.4	2,381.2	966.9	(4,083.3)	615.7
Total liabilities and stockholders' equity	$ 3,796.3	$ 324.5	$ 1,801.6	$ 4,341.5	$ 1,333.6	$ (7,219.1)	$ 4,378.4

Condensed Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the six months ended June 30, 2001
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ (244.0)	$ (19.6)	$ (186.3)	$ 49.6	$ 102.2	$ 223.8	$ (74.3)
Cash Flows from Investing Activities
Capital expenditures	-	-	(42.0)	(24.3)	(9.1)	16.4	(59.0)
Proceeds from sale of property, plant and equipment	-	-	1.0	-	-	-	1.0
Net cash provided by (used in) investing activities	-	-	(41.0)	(24.3)	(9.1)	16.4	(58.0)
Net cash provided (used) before financing activities	(244.0)	(19.6)	(227.3)	25.3	93.1	240.2	(132.3)
Cash Flows from Financing Activities
Payments of long-term debt	(674.3)	(0.2)	(5.2)	(49.9)	(68.0)	5.4	(792.2)
Proceeds from issuance of long-term debt, net	1,178.5	19.8	225.8	-	0.1	(245.6)	1,178.6
Changes in short-term debt, net	(198.1)	-	-	(0.3)	(5.9)	-	(204.3)
Cash dividends paid	(10.9)	-	-	-	-	-	(10.9)
Other	(29.9)	-	-	-	-	-	(29.9)
Net cash provided by (used in) financing activities	265.3	19.6	220.6	(50.2)	(73.8)	(240.2)	141.3

Net change in cash and cash equivalents	21.3	-	(6.7)	(24.9)	19.3	-	9.0
Cash and cash equivalents - beginning of year	70.6	-	7.0	3.0	3.9	-	84.5
Cash and cash equivalents - end of year	$ 91.9	$ -	$ 0.3	$ (21.9)	$ 23.2	$ -	$ 93.5

Condensed Consolidating Statement of Cash Flows
In millions

	IMC Global Inc. (Parent)	Phosphate Resource Partners Limited Partnership	IMC Phosphates Company	Wholly-owned Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
For the six months ended June 30, 2000
Cash Flows from Operating Activities
Net cash provided by (used in) operating activities	$ 172.9	$ (22.6)	$ 40.7	$ 51.2	$ 23.8	$ (37.6)	$ 228.4
Cash Flows from Investing Activities
Capital expenditures	-	-	(24.5)	(15.1)	(18.7)	5.2	(53.1)
Proceeds from sale of property, plant and equipment	-	-	1.1	-	-	-	1.1
Net cash provided by (used in) investing activities	-	-	(23.4)	(15.1)	(18.7)	5.2	(52.0)
Net cash provided (used) before financing activities	172.9	(22.6)	17.3	36.1	5.1	(32.4)	176.4
Cash Flows from Financing Activities
Cash distributions to unitholders of PLP	-	(9.3)	-	-	-	4.8	(4.5)
Payments of long-term debt	(182.0)	(13.6)	(21.7)	(2.2)	(14.2)	35.0	(198.7)
Proceeds from issuance of long-term debt, net	23.1	6.1	-	-	1.5	(5.9)	24.8
Changes in short-term debt, net	2.6	-	-	(9.6)	(1.7)	(2.6)	(11.3)
Cash distributions to Vigoro Corporation preferred stockholders	-	-	-	(28.2)	-	-	(28.2)
Cash dividends paid	(17.5)	-	-	(1.1)	-	1.1	(17.5)
Other	0.1	-	-	-	-	-	0.1
Net cash provided by (used in) financing activities	(173.7)	(16.8)	(21.7)	(41.1)	(14.4)	32.4	(235.3)

Net change in cash and cash equivalents	(0.8)	(39.4)	(4.4)	(5.0)	(9.3)	-	(58.9)
Cash and cash equivalents - beginning of year	0.8	39.4	4.7	6.8	29.1	-	80.8
Cash and cash equivalents - end of year	$ -	$ -	$ 0.3	$ 1.8	$ 19.8	$ -	$ 21.9

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Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMC Global Inc.
/s/ Anne M. Scavone Anne M. Scavone Vice President and Controller

Date: October 11, 2001

***************************************************

Exhibit 23

Consent of Independent Auditors

 We consent to the incorporation of reference in the following Registration Statements of IMC Global Inc. and in the related prospectuses of our report dated January 30, 2001, except for Note 4, as to which the date is February 28, 2001, with respect to the consolidated financial statement of IMC Global Inc. included in this Current Report on Form 8-K

Commission File No.
Form S-3	Form S-8
333-27287	333-00189
333-40377	333-00439
333-70797	333-22079
333-22080
333-38423
333-40377
333-40781
333-40783
333-56911
333-59685
333-59687
333-70039
333-70041

/s/ Ernst & Young LLP

Chicago, Illinois
October 11, 2001